UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Lowell, Massachusetts
January 16, 2020
Dear Stockholders:
You are cordially invited to attend the MACOM Technology Solutions Holdings, Inc. 2020 Annual Meeting of Stockholders on Thursday, March 5, 2020 at 3:00 p.m. (Eastern Time). The meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824. Our board of directors has fixed the close of business on January 6, 2020 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.
The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the annual meeting, including proposals for the election of directors (Proposal 1), an advisory vote to approve our executive compensation (Proposal 2) and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2020 (Proposal 3).
Our board of directors recommends that you vote FOR each of the director nominees set forth in Proposal 1 and FOR Proposals 2 and 3. Each proposal is described in more detail in our Proxy Statement.
Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you are eligible to do so, even if you have previously submitted your vote.
Sincerely,

Ambra R. Roth
Senior Vice President, General Counsel,
Human Resources and Secretary

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 5, 2020

The 2020 Annual Meeting of Stockholders of MACOM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 5, 2020 at 3:00 p.m. (Eastern Time) for the following purposes:

1.	To elect the three Class II directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2023 Annual Meeting of Stockholders;

2.	To conduct an advisory vote approving the compensation of our named executive officers for fiscal year 2019;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2020; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Only holders of our common stock at the close of business on January 6, 2020 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
In accordance with Securities and Exchange Commission rules, on or about January 16, 2020, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.
Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,
Ambra R. Roth
Senior Vice President, General Counsel,
Human Resources and Secretary
Lowell, Massachusetts
January 16, 2020
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on March 5, 2020
This Proxy Statement and our Annual Report are available at: www.proxyvote.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the board of directors of MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company,” “MACOM,” “we,” “us” or “our”), of proxies to be voted at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), on or about January 16, 2020, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 6, 2020 (the “Record Date”).
The Annual Meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 5, 2020 at 3:00 p.m. (Eastern Time).
What information is included in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and our current named executive officers for fiscal year 2019 and other information.
Who is entitled to vote?
Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 66,369,400 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, trust, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy or letter from your broker, trust, bank or other nominee.

What am I voting on?
We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of the three Class II directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2023 Annual Meeting of Stockholders;

2.	An advisory vote approving the compensation of our named executive officers for fiscal year 2019;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2020; and

4.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
What are the Board’s recommendation?

Proposal		Board Recommendation
1.	Election of directors;	For all Nominees
2.	The approval, on an advisory basis, of the compensation paid to our named executive officers; and	For
3.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2020.	For
How do I vote?
Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.
Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for telephone voting availability.
Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their brokers, trustees, banks or other nominees and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.
If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, trust, bank or other nominee may vote your uninstructed shares on a particular proposal.
Vote in Person at the Annual Meeting. All stockholders of record as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy or letter from your broker, trust, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.
What can I do if I change my mind after I vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851, Attn: General Counsel, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
What constitutes a quorum at the Annual Meeting?
Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?
With respect to Proposal 1, the election of directors, each of the three Class II director nominees receiving the largest number of votes will be elected. With respect to Proposals 2 and 3, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. Abstentions and broker non-votes are not counted as votes in favor of or against any proposal or director nominee.
What are “broker non-votes” and how do they affect the proposals?
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. The proposal on ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker will be entitled to exercise discretion to vote your shares on the proposal to ratify the appointment of our independent registered public accounting firm, but your broker may not exercise discretion to vote on the other proposals. Broker non-votes are not counted as votes in favor of or against any proposal or director nominee.
What are the requirements for admission to the Annual Meeting?
Only stockholders of record and persons holding proxies from stockholders of record may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of photo identification, such as a valid driver’s license or passport, to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares and a valid form of photo identification. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Who will pay for the cost of this proxy solicitation?
We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other nominees, will reimburse such holders for their reasonable expenses.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to stockholders of record as of the Record Date. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.
When will we announce the results of the voting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results become available.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Composition
As of January 16, 2020, the board of directors was composed of seven members, divided into three classes as follows:

•	Class I directors: Peter Chung, Geoffrey Ribar and Gil VanLunsen, whose current terms will expire at our annual meeting of stockholders to be held in 2022;

•	Class II directors: Charles Bland, Stephen Daly and Susan Ocampo, whose current terms will expire at this Annual Meeting; and

•	Class III director: John Ocampo, whose current term will expire at our annual meeting of stockholders to be held in 2021.
If elected at the Annual Meeting, each of Messrs. Bland and Daly and Mrs. Ocampo will serve until the 2023 Annual Meeting of Stockholders, until their respective successor is duly elected and qualified or until their earlier death, resignation or removal. Proxies will be voted in favor of Messrs. Bland and Daly and Mrs. Ocampo unless the stockholder indicates otherwise on the proxy. Messrs. Bland and Daly and Mrs. Ocampo have each consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. The board of directors expects that each of the nominees will be able to serve, but if any nominee becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.
The Board of Directors Recommends a Vote “FOR”
Each of the Class II Director Nominees.
Director Biographies
Below sets forth information concerning members of our board of directors as of January 16, 2020.
Class II Director Nominees for Election to a Three-Year Term Expiring at the 2023 Annual Meeting of Stockholders
Charles Bland, age 71, is a Class II director who has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and was employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer through May 2013. Mr. Bland previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland served as a director and as the chairman of the audit committee of NightHawk Radiology Holdings, Inc. (“NightHawk”), a provider of teleradiology services. During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets, from July 2005 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland received his B.S. in Accounting and Finance from The Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring a broad and diverse perspective to our board of directors. His prior Chief Financial Officer and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.

Stephen Daly, age 54, is a Class II director who has served as our President and Chief Executive Officer since May 2019 and has served as a director since March 2015. From January 2004 through March 2013, Mr. Daly served as the President of Hittite Microwave Corporation (“Hittite”), a provider of analog and mixed signal integrated circuits, modules and subsystems for commercial and military RF, microwave and millimeterwave applications. Mr. Daly also served as Hittite’s Chief Executive Officer from December 2004 through March 2013. He served as a member of Hittite’s board of directors from January 2004 through May 2013, and as its chairman from December 2005 through March 2013. From 1996 to 2004 he was employed in other application engineering, marketing and sales roles at Hittite. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. Mr. Daly’s leadership and management of our day-to-day operations and strategic direction, combined with his past leadership experience in our industry, make him a vital member of our board of directors.

Susan Ocampo, age 61, is a Class II director who has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. She has also served as Vice President, Secretary and Treasurer of GaAs Labs, LLC (“GaAs Labs”), a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza in 1984. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest stockholder (together with Mr. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.
Directors Not Standing for Election at the Annual Meeting
Peter Chung, age 52, is a Class I director who has served as a director since December 2010. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director and the chairman of the compensation committee of A10 Networks, Inc., a provider of application networking technologies, and as a director and chairman of the nominating and corporate governance committee of Acacia Communications, Inc., a provider of high-speed coherent optical interconnect products.  Mr. Chung has also served as a director of numerous other public companies, including, most recently, Ubiquiti, Inc. ("Ubiquiti"), a developer of networking technology for service providers and enterprises, from March 2010 to October 2013, NightHawk, from March 2004 to December 2010, SeaBright Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and general liability insurance, from October 2003 to May 2010, and Sirenza, from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A. from Stanford University. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications technology and semiconductor industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.
Geoffrey Ribar, age 61, is a Class I director who has served as a director since March 2017. Mr. Ribar currently serves as a director of Everspin Technologies, Inc., a developer and manufacturer of discrete and embedded Magnetoresistive RAM (MRAM) and Spin-transfer Torque MRAM (STT-MRAM) technologies, and served as a director of Aquantia Corp., a provider of high-speed communications integrated circuits for Ethernet connectivity, from September 2017 until its acquisition by Marvell Technology in September 2019. Mr. Ribar has served as Senior Vice President and Chief Financial Officer of Cadence Design Systems, Inc. (“Cadence”), a provider of system design tools, software, intellectual property and services, from November 2010 to September 2017, and acted as a senior advisor to Cadence until his retirement in March 2018.   Previously, he served as Chief Financial Officer for a number of semiconductor companies, including Telegent Systems, Inc., SiRF Technology, Inc., Asyst Technology, Inc., Matrix Semiconductor, Inc. and nVidia Corporation. He received his B.S. degree in chemistry, and an M.B.A. from the University of Michigan. Mr. Ribar provides our board of directors with financial and accounting expertise based on his experience as a chief financial officer, as well as semiconductor industry expertise in areas ranging from global finance and mergers and acquisitions to investor relations.
John Ocampo, age 60, is a Class III director who has served as a director and as the Chairman of the board of directors since our inception in March 2009. Mr. Ocampo has also served as President of GaAs Labs since co-founding it in February 2008. Previously, Mr. Ocampo co-founded Sirenza in 1984, served as a director of Sirenza from its inception in 1984 through its sale to RFMD in November 2007, and served in a number of senior executive roles throughout that period, most recently as its Chairman from December 1998 through November 2007. Mr. Ocampo also served as a director of RFMD from November 2007 to November 2008. From October 2010 to October 2013, Mr. Ocampo served as a director of Ubiquiti. Mr. Ocampo also serves as a director of various privately-held companies. Mr. Ocampo holds a B.S.E.E. from Santa Clara University. Mr. Ocampo’s strategic vision, developed over more than 30 years successfully leading public and private companies in the RF semiconductor and component industry, is a unique asset to our board of directors. His engineering background and extensive knowledge of our operations, markets and technology provides our board of directors with important insights. We also believe that having our largest stockholder (together with Mrs. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

Gil VanLunsen, age 77, is a Class I director who has served as a director since August 2010. Prior to his retirement in June 2000, Mr. VanLunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. VanLunsen held various positions of increasing responsibility with KPMG LLP and was elected partner in 1977. Mr. VanLunsen served as a member of the board of directors of Array Biopharma Inc., a biopharmaceutical company from 2002 until its sale to Pfizer Inc. in July 2019 and was the audit committee chairman from 2002 until 2018. He also served as a director and the chairman of the audit committee of ONEOK Partners, L.P., a natural gas gathering, processing, storage and transportation provider and its predecessor entities from 2005 until his retirement in 2015. Previously, Mr. VanLunsen served as a director of Sirenza and was chairman of its audit committee from October 2003 through its sale to RFMD in November 2007. Mr. VanLunsen received a B.S./B.A. in accounting from the University of Denver. Mr. VanLunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP and the audit committee chairman at other public companies in our industry and others, provides valuable leadership and insights to our board of directors on accounting, financial and governance matters. Having served as a director of Sirenza, Mr. VanLunsen has also developed strong domain knowledge of the operational and financial issues facing our Company and our industry.
There are no family relationships among any of our directors or executive officers, other than Mr. Ocampo, the Chairman of the board of directors, and Mrs. Ocampo, a director, who are married to each other.

CORPORATE GOVERNANCE

Board of Directors
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written or electronic consent from time to time. During fiscal year 2019, including telephonic meetings, our board of directors held eleven meetings, the audit committee held ten meetings, the compensation committee held five meetings and the nominating and governance committee held one meeting. From time to time during fiscal year 2019, our directors who are “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market (“Nasdaq”) also met separately in executive sessions at which only independent directors were present.
During fiscal year 2019, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which he or she served. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. Four of our directors attended our 2019 Annual Meeting of Stockholders held in March 2019.
Director Independence
Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors during fiscal year 2019. Based on information requested from and provided by each director concerning his or her background, employment and affiliates, our board of directors has determined that Messrs. Bland, Chung, Ribar and VanLunsen qualify as “independent” according to the rules and regulations of the SEC and the Nasdaq listing requirements and rules. As of January 16, 2020, Messrs. Ocampo and Daly are not independent according to the rules and regulations of the SEC and the listing requirements and rules of Nasdaq because they are our employees, and Mrs. Ocampo is not independent because she is the spouse of one of our executive officers.
The listing requirements and rules of Nasdaq require that, subject to certain exemptions, the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors, that the compensation committee be comprised of at least two independent directors, and that the audit committee be comprised of at least three independent directors. As of January 16, 2020, the composition of our board of directors and its committees satisfied all such requirements.
Board Leadership Structure
Our board of directors does not currently have a policy as to whether the offices of Chairman of the board of directors and Chief Executive Officer should be separate. Our board of directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our Company. The board of directors believes that its current leadership structure, with Mr. Ocampo serving as Chairman of the board of directors and Mr. Daly serving as Chief Executive Officer, is appropriate because it enables the board of directors as a whole to engage in oversight of management, promote communication between management and the board of directors and oversee governance matters and risk management activities, while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Ocampo and Daly as a result of their extensive experience in the semiconductor industry.
Risk Oversight
The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems, including risks associated with information security and technology (including cybersecurity). The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The compensation committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate their respective risk oversight roles.
Policy Against Hedging of Stock

Our insider trading policy prohibits our directors, officers, employees and consultants from entering into certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds because such transactions allow an individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.
Board Committees
The board of directors currently has the following standing committees: audit, compensation and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which may be accessed on the Investor Relations section of our website at http://ir.macom.com/governance-documents. A summary of the duties and responsibilities of each committee is set forth below.
Audit Committee
Our audit committee consists of Messrs. Bland, Ribar and VanLunsen, with Mr. Ribar serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of our financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; reviews our information security and technology risks (including cybersecurity), including our information security and risk management programs; and reviews related person transactions that are required to be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of Messrs. Ribar and VanLunsen is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.
Compensation Committee
Our compensation committee consists of Messrs. Chung, Ribar and VanLunsen, with Mr. Chung serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers and our board of directors. The compensation committee is also responsible for overseeing our equity compensation and other employee benefit plans, and for reviewing our Compensation Discussion and Analysis. In addition, the compensation committee oversees our submissions to stockholders on executive compensation matters, including stockholder advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans and engagement with proxy advisory firms and other stockholder groups on executive compensation matters. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC, Nasdaq and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable. Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to one or more senior executive officers the authority to make grants of equity-based compensation to eligible non-officer employees, subject to compliance with applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer compensation please refer to the section entitled, “Named Executive Officer Compensation, Compensation Discussion and Analysis – How We Set Executive Compensation.”
During fiscal year 2019, our compensation committee reviewed certain survey data and analyses regarding executive and non-employee director compensation in connection with setting executive compensation. Our compensation committee did not engage a compensation consultant during fiscal year 2019.

Nominating and Governance Committee
Our nominating and governance committee consists of Messrs. Bland, Chung and VanLunsen, with Mr. Bland serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, receiving and reviewing nominations for such qualified individuals, making recommendations regarding candidates to serve on our board of directors and overseeing evaluations of the board of directors and its committees. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise, diversity and characteristics. In addition, the nominating and governance committee is responsible for making recommendations concerning governance matters. The nominating and governance committee is also responsible for reviewing and making recommendations concerning the structure and function of the committees of our board of directors, after consultation with the applicable committee chairs, and for reviewing any stockholder proposals relating to governance matters and our response to such proposals. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable Nasdaq listing rules.
Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.
The nominating and governance committee may rely on recommendations from a number of sources when identifying potential director candidates, including recommendations from current directors and officers. The committee may hire outside consultants, search firms or other advisors to assist in identifying director candidates.
When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and strategic, business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

DIRECTOR COMPENSATION
2019 Director Compensation
The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2019. Our employee director, Mr. Ocampo, did not receive any additional compensation for his services as a director during fiscal year 2019. Mr. Daly received compensation for his service as a director during fiscal year 2019 until May 16, 2019 at which time he was appointed to serve as our President and Chief Executive Officer, and did not receive compensation for services as a director after such time. In accordance with SEC guidelines, the compensation Mr. Daly earned for his service as a director during fiscal year 2019 is not set forth in the table below and is instead included with that of our other named executive officers in “2019 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Charles Bland	65,000	129992 (2)	—	194,992
Peter Chung	65,000	129992 (2)	—	194,992
Susan Ocampo	45,000	—	—	45,000
Geoffrey Ribar	64,069	129992 (2)	—	194,061
Gil VanLunsen	70,000	129992 (2)	—	199,992

(1)
The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2019 to our non-employee directors, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 20 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 27, 2019. As of September 27, 2019, Messrs. Bland, Chung and VanLunsen each held unvested restricted stock units representing 6,656 shares of our common stock and Mr. Ribar held unvested restricted stock units with respect to 7,924 shares of our common stock.

(2)
On March 1, 2019, we granted each of Messrs. Bland, Chung, Daly, Ribar and VanLunsen an annual restricted stock unit award representing 6,656 shares of our common stock for their services as directors during fiscal year 2019. Mrs. Ocampo has not been granted any equity-based compensation from the Company in respect of her service as a director.

Our non-employee directors are compensated under our non-employee director compensation program as described below. Our compensation program for our non-employee directors has two elements: cash compensation and equity-based compensation. Given her substantial holdings of our common stock, to date we have not granted equity-based compensation to Mrs. Ocampo for her service as a director.
Cash Compensation. The cash component of our non-employee director compensation program is as follows:

•	a $45,000 annual cash retainer for each non-employee director;

•
an additional annual cash retainer of $10,000 for each member of the audit committee, $7,500 for each member of the compensation committee and $5,000 for each member of the nominating and governance committee, in each case, other than the chair of such committee; and

•
an additional annual cash retainer of $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $10,000 for the chair of the nominating and governance committee.

These cash payments are calculated and paid in quarterly installments and are prorated for partial quarters of board or committee service. Non-employee directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible for coverage under our health care plans at their election and at their sole expense.
Equity Compensation. Non-employee directors are eligible to receive equity-based awards under the MACOM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan (as amended, our “2012 Omnibus Incentive Plan”). The equity component of our non-employee director compensation program is as follows:

•
Each of our non-employee directors is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following the date of our annual meeting of stockholders representing a number of shares of common stock having a grant date fair market value of approximately $130,000. This award vests in full on February 15 of the calendar year immediately following the calendar year of its grant, subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. If a non-

employee director first joins the board of directors after the annual grant for the calendar year of his or her appointment or election has been made, then he or she is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following his or her appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value equal to $130,000 pro-rated based on the number of calendar days remaining in the calendar year following such appointment or election. This award vests in full on the first February 15 following its grant date, subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan.

•
In addition to and not in lieu of the annual grant described above, when a non-employee director first joins the board of directors, he or she is granted a one-time initial restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following his or her appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value of approximately $170,000. This award vests in three equal annual installments, with the first such vesting date being one year following whichever of February 15, May 15, August 15 or November 15 is soonest to follow the non-employee director’s date of appointment or election, in all cases subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. Such initial grants are not prorated.

In accordance with our non-employee director compensation program, on March 1, 2019 we granted each of Messrs. Bland, Chung, Daly, Ribar and VanLunsen an annual restricted stock unit (“RSU”)award representing 6,656 shares of our common stock for their service as directors during fiscal year 2019, which will vest in full on February 15, 2020, subject to such non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. As described below under “Compensation Arrangements of Stephen Daly - President and Chief Executive Officer,” the vesting of 1,437 of such RSUs was accelerated in connection with his appointment as President and Chief Executive Officer, and the remainder of the RSUs granted in connection with Mr. Daly’s director service during fiscal year 2019 were forfeited. The number of RSUs that were subject to accelerated vested was calculated based on the portion of the vesting period during which Mr. Daly served as a non-employee director. Our 2012 Omnibus Incentive Plan provides that the initial and annual non-employee director equity awards described above are granted automatically without the need for further action by our board of directors or the compensation committee, except that non-employee directors who beneficially own more than 25% of our common stock are not eligible to receive such automatic grants.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of January 16, 2020:

Name	Age	Position
John Ocampo	60	Chairman
Stephen Daly	54	President and Chief Executive Officer
John Kober	50	Senior Vice President and Chief Financial Officer
Dr. Douglas Carlson	58	Senior Vice President, Technology
Robert Dennehy	46	Senior Vice President, Operations
Donghyun Thomas Hwang	56	Senior Vice President, Global Sales
Ambra Roth	38	Senior Vice President, General Counsel, Human Resources and Secretary
For biographical information for Messrs. Ocampo and Daly, please refer to the section entitled “Proposal 1: Election of Directors.”
John Kober has served as our Senior Vice President and Chief Financial Officer since May 2019. Prior to that, Mr. Kober served as our Vice President, Finance, Corporate Controller since August 2015. Prior to joining MACOM, Mr. Kober served as Vice President, Corporate Controller and Treasurer at CIRCOR International Inc., a manufacturer of highly engineered products and sub-systems for applications in energy, industrial, aerospace, defense and other global markets from September 2005 to August 2015. Mr. Kober earned his B.S.B.A. in Accounting at the University of Rhode Island and his MBA in Finance from Seton Hall University.

Dr. Douglas Carlson has served as our Senior Vice President, Technology, since September 2019. From October 2017 through September 2019, he served as our Senior Vice President and General Manager, RF & Microwave, from August 2017 through September 2017, he served as our Senior Vice President, Technology, and from October 2016 through July 2017 he served as our Vice President, Technology Development. Prior to that he held the position of Director of Aerospace and Defense Strategy since April 2013. From August 2012 to April 2013, Dr. Carlson was Director, Aerospace and Defense Business Development, and from October 2010 to August 2012, he held the position of Chief Engineer. Before joining MACOM in 1990, Dr. Carlson served on the research staffs of MIT and Bell Laboratories. Dr. Carlson holds a ScB in Electronic Materials from Brown University and a ScD in Electronic Materials from the Massachusetts Institute of Technology.

Robert Dennehy has served as our Senior Vice President, Operations, since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. He previously served as Managing Director of our Cork, Ireland subsidiary from 2006 to March 2011. Prior to that Mr. Dennehy served in product management and other roles of increasing responsibility with us. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

Donghyun Thomas Hwang has served as our Senior Vice President, Global Sales, since January 2015. From January 2002 through August 2014, Mr. Hwang held various sales positions at Hittite, including Vice President of Worldwide Sales from January 2010 to October 2013, Vice President of Asia-Pacific Sales from November 2013 to July 2014 and, following the acquisition of Hittite by ADI, Director of Asia-Pacific Sales from July 2014 to August 2014. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

Ambra Roth has served as our Senior Vice President, General Counsel, Human Resources and Secretary since October 2019. Prior to that, Ms. Roth served as Vice President, General Counsel and Secretary since May 2018, and in roles of increasing responsibility since joining MACOM in December 2013, including most recently as Associate General Counsel from April 2017 until May 2018. Prior to joining MACOM, Ms. Roth served as Associate General Counsel for Mindspeed Technologies, Inc., a provider of semiconductor networking solutions, which she joined in November 2007. Ms. Roth has over 14 years of in-house legal experience representing technology companies, having started her legal career at Vivendi Universal Games, Inc., a video games publisher and holdings company for Sierra Entertainment and Blizzard Entertainment. Ms. Roth holds a Bachelor of Arts in Political Science and French from Loyola Marymount University and a Juris Doctor from Loyola Law School.

NAMED EXECUTIVE OFFICER COMPENSATION,
COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
This compensation discussion and analysis provides information about our executive compensation programs for fiscal year 2019 as they relate to the following “named executive officers,” whose compensation is presented in the tables and accompanying narratives following this discussion:

•	Stephen Daly, President and Chief Executive Officer

•	John Kober, Senior Vice President and Chief Financial Officer

•	Dr. Douglas Carlson, Senior Vice President, Technology

•	Robert Dennehy, Senior Vice President, Operations

•	Donghyun Thomas Hwang, Senior Vice President, Global Sales

•	Conor Hegarty, Former Interim Principal Financial Officer and Principal Accounting Officer

•	John Croteau, Former President and Chief Executive Officer

•	Robert McMullan, Former Senior Vice President and Chief Financial Officer

•	Vivek Rajgarhia, Former Senior Vice President and General Manager, Lightwave

•	Preetinder Virk, Former Senior Vice President and General Manager, Networks
Mr. Daly was appointed our President and Chief Executive Officer on May 16, 2019. Prior to that time, Mr. Croteau served as our President and Chief Executive Officer until May 15, 2019, and his employment with us terminated on July 12, 2019. Mr. Kober was promoted to Senior Vice President and Chief Financial Officer on May 30, 2019. Prior to that time, Mr. McMullan served as our Senior Vice President and Chief Financial Officer until his resignation on April 6, 2019 and Mr. Hegarty served as our Interim Principal Financial Officer and Principal Accounting Officer from April 10, 2019 until Mr. Kober’s promotion on May 30, 2019. Mr. Rajgarhia’s employment with us terminated on July 1, 2019 and he subsequently entered into an agreement with us to perform certain consulting services for up to four months beginning in September 2019. We made the determination to separate Mr. Virk from his position as an executive officer of the Company on August 5, 2019. Mr. Virk’s employment with us terminated on November 3, 2019.
Objectives of Our Executive Compensation Programs
The compensation committee of our board of directors oversees the compensation programs covering our executive officers, including our named executive officers, under its authority as delegated by our board of directors. These compensation programs are designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

To achieve these goals, we structure our executive compensation programs to provide a competitive level of total compensation and create a strong link with our financial and business results by tying a significant portion of each executive’s compensation to the achievement of specific performance goals that we expect will increase stockholder value. The key elements of the performance-based compensation provided to our named executive officers in 2019 were our equity program, which included performance-based restricted stock units and performance-based stock options, and our cash incentive programs, each as described below.

How We Set Executive Compensation
The compensation in effect for our named executive officers for fiscal year 2019 reflects a combination of individually negotiated compensation arrangements that we have entered into with certain of our named executive officers, as described below, and a total compensation program for our executive officers developed in prior periods by our compensation committee and further refined by it in fiscal year 2019 as described in more detail below. Our compensation committee annually reviews and periodically adjusts the total compensation payable to our named executive officers based on the information and factors discussed below and recommendations made by our Chief Executive Officer from time to time (other than with respect to his own compensation).
During fiscal year 2019, our compensation committee used industry total compensation data previously compiled in fiscal year 2018 by Radford Consulting (“Radford”), our former compensation consultant, and proxy statement data as a reference in evaluating and refining our executive compensation programs. More specifically, during fiscal year 2019 our compensation committee reviewed compensation data compiled by Radford in fiscal year 2018 from companies with $200 million to $2.0 billion in annual revenue and proxy statement data gathered from a “peer group” of companies that we considered similar to us in terms of business lines or in terms of potential competition for executive talent: Cabot Microelectronics Corporation, Cirrus Logic Inc., Cypress Semiconductor Corporation, Diodes Incorporated, Entegris, Inc., Inphi Corporation, Integrated Device Technology, Inc., IPG Photonics Corporation, MaxLinear, Inc., MKS Instruments, Inc., Monolithic Power Systems, Inc., Power Integrations Inc., Rambus Inc., Semtech Corporation, Silicon Laboratories Inc., Teradyne Inc. and Xperi Corporation.
Using such industry total compensation and proxy statement data, as well as subjective factors, such as the relative importance we place on each role within the Company, review of the factors utilized by peer group members in setting equity compensation practices, internal pay equity and other factors, our compensation committee in fiscal year 2019 determined to apply the previously established total compensation “targets” for each of our executive officer positions. Our compensation committee then developed a total compensation program, primarily consisting of base salary, short-term cash incentives and long-term equity incentives, as discussed in further detail below, designed to provide each executive officer with the opportunity to realize targeted total compensation while furthering the objectives of our executive compensation programs described above. Based in part on the results of our most recent “say-on-pay” vote in 2019, in which our stockholders approved our executive compensation programs, our executive compensation programs have generally been carried forward through fiscal year 2019 but refined from time to time based on our compensation committee’s review of the industry total compensation, proxy statement data and subjective factors described above, with adjustments as noted in “Elements of Compensation” below. We did not specifically benchmark the total compensation or individual components of compensation for our named executive officers in fiscal year 2019. Based on our review of the data described above, we believe that the total compensation provided to our named executive officers in fiscal year 2019 was generally below market median to market median overall assuming a “target” level of achievement against the performance targets applicable to the short-term cash incentives and long-term equity incentives granted to such named executive officers in fiscal year 2019 (discussed in more detail below), and market median to above market median overall assuming a “maximum” level of achievement against such performance targets.
In addition, following the end of fiscal year 2019, our compensation committee conducted a fulsome review of our existing compensation practices and philosophy and, in connection therewith, made the determination to eliminate the award of performance stock options as a component to our executive compensation program for fiscal year 2020.
Fiscal Year 2019 Leadership Changes
Compensation Arrangements of Stephen Daly - President and Chief Executive Officer

In May 2019, MACOM Technology Solutions Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement with Mr. Daly in connection with his appointment as our President and Chief Executive Officer. Pursuant to his employment agreement, Mr. Daly is entitled to receive an annual base salary of $675,000 and is eligible for an annual bonus based on a target amount equal to 100% of his base salary and a maximum bonus potential of up to 200% of his base salary.

Pursuant to his employment agreement, Mr. Daly was also entitled to receive the following equity awards:

•
a one-time “new hire” grant of restricted stock units, or RSUs, valued at approximately $2,000,000, that vests as to 20% of the RSUs on the first anniversary of Mr. Daly’s hire date, and as to 10% of the RSUs on each six-month anniversary thereafter, generally subject to Mr. Daly’s continued employment with us through the applicable vesting date;

•
50,000 performance-based restricted stock units (“PSUs”), that are eligible to be earned and vest based on the Company’s non-GAAP adjusted earnings per share (“Adjusted EPS”) growth, as such metric is described below under “Performance-Based Equity Incentives - Performance Restricted Stock Units”. These performance-based restricted stock units are eligible to be earned and to vest based on Adjusted EPS growth over three separate performance periods during fiscal years 2020-2022, with Adjusted EPS growth goals for such performance periods determined based on compound annual growth. Mr. Daly can earn between 0% to 300% of the target number of performance-based restricted stock units, depending on actual performance, with 50% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 5%), 100% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 10%), 200% of the target number of performance-based restricted stock units earned if upside performance is achieved (Adjusted EPS growth of 20%) and 300% of the target number of performance-based restricted stock units earned if maximum performance is achieved (Adjusted EPS growth of 30%) and with straight-line interpolation between performance levels. To the extent earned, the performance-based restricted stock units will vest following the announcement to the financial markets of our financial performance associated with the applicable performance period, generally subject to continued employment with us through the announcement date, and be settled within 30 days after such vesting date;

•
an option to purchase 190,000 shares of our common stock that vests as to 100% of the underlying shares if the closing price of the Company’s common stock equals or exceeds $38.37 per share for a period of thirty consecutive trading days (which represents an approximate premium of 50% over the 52-week high closing price per share of our common stock as of Mr. Daly’s first day of employment with the Company); and

•
200,000 PSUs that are eligible to be earned and vest based on relative total shareholder return, with the actual number of shares earned following the three-year performance period equal to the number of shares subject to the award, multiplied by a “payout factor” ranging from 0% to 150% based on the Company’s total shareholder return compared to a peer group of companies listed on the NASDAQ Composite Index filtered by the Semiconductor, Semiconductor Equipment, and Electronics Equipment, Instruments and Components Sectors. To the extent earned, performance-based RSUs will vest on the May 15 following the end of the applicable performance period, generally subject to continued employment with us through such date, and be settled within 30 days after such vesting date.

In addition, pursuant to his employment agreement, Mr. Daly was entitled to receive accelerated vesting of a pro-rated portion of the restricted stock units granted to Mr. Daly in his capacity as a director in March 2019 based on the number of days he served as a director from the grant date of the award through his hire date as our President and Chief Executive Officer, with the remainder of such unvested restricted stock terminating as of his hire date. As of his hire date, Mr. Daly is no longer entitled to receive compensation for his service as a director on our board of directors.
Compensation Arrangements of John Kober - Senior Vice President and Chief Financial Officer

In connection with his promotion to our Senior Vice President and Chief Financial Officer, Mr. Kober entered into a letter agreement with MACOM Technology Solutions Inc. Pursuant to the letter agreement, Mr. Kober is entitled to receive an annual base salary of $360,000 and is eligible for an annual bonus based on a target amount equal to 75% of his base salary and a maximum bonus potential of up to 150% of his base salary. Mr. Kober received a one-time grant of RSUs valued at approximately $914,800 that vests as to approximately 26.83% of the shares underlying the award on May 15, 2020, approximately 29.27% of the shares underlying the award on each of May 15, 2021 and May 15, 2022, and approximately 14.63% of the shares underlying the award on May 15, 2023, generally subject to Mr. Kober’s continued employment with us through the applicable vesting date.

Compensation Arrangements of Conor Hegarty - Former Interim Principal Financial Officer and Principal Accounting Officer

On April 10, 2019, Mr. Hegarty was appointed our Interim Principal Financial Officer and Principal Accounting Officer. In connection with his appointment, Mr. Hegarty was granted 10,000 RSUs that vest as to 50% of the shares underlying the award on February 15, 2020 and as to the remaining 50% of the shares underlying the award on February 15, 2021, generally subject to Mr. Hegarty’s continued employment with us through the applicable vesting date.

Mr. Hegarty stepped down from the role of Interim Principal Financial Officer at the time of Mr. Kober’s appointment as Senior Vice President and Chief Financial Officer. In recognition of Mr. Hegarty’s service as our Interim Principal Financial Officer and Principal Accounting Officer during a period of transition for the Company, MACOM Technology Solutions Inc.

awarded him a cash bonus of $75,000 following the completion of his service. Mr. Hegarty currently serves as our Vice President, Finance, Business Operations.

Resignation of John Croteau - Former President and Chief Executive Officer

On May 15, 2019, Mr. Croteau resigned from his position as President and Chief Executive Officer and from our Board, and remained employed with the Company until July 2019 in order to ensure a smooth transition. In connection with his termination of employment in July 2019, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to certain non-solicitation and non-interference restrictions, Mr. Croteau was entitled to receive certain separation payments and benefits in accordance with the terms of his employment agreement, as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

Resignation of Robert McMullan - Former Senior Vice President and Chief Financial Officer

As described above, Mr. McMullan resigned from his position as Senior Vice President and Chief Financial Officer on April 6, 2019. In connection with his termination of employment, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to certain non-solicitation and non-interference restrictions, Mr. McMullan was entitled to receive certain separation payments and benefits, as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

Termination of Employment of Messrs. Rajgarhia, Former Senior Vice President and General Manager, Lightwave, and Virk, Former Senior Vice President and General Manager, Networks

As described above, Mr. Rajgarhia’s employment terminated effective July 1, 2019. In connection with his termination of employment, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to certain non-solicitation and non-interference restrictions, he was entitled to receive certain benefits as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement. In addition, Mr. Rajgarhia entered into a consulting agreement with us, pursuant to which he agreed to perform business-level support for our Lightwave business unit for up to four months, beginning in September 2019. Under his consulting agreement, Mr. Rajgarhia was entitled to monthly compensation of $22,500 for his consulting services, with total payment not to exceed $90,000 unless approved by an authorized representative of the Company.

On August 5, 2019, the Company provided 90 days’ prior written notice of its determination to separate employment with Mr. Virk from his position as Senior Vice President and General Manager, Networks. Mr. Virk remained employed by the Company through November 3, 2019 in accordance with the terms of his employment agreement, and in exchange for Mr. Virk’s execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to non-solicitation and non-interference restrictions, Mr. Virk received severance in accordance with the terms of his employment agreement, as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

Elements of Executive Compensation

Our compensation programs for our named executive officers primarily consist of the following elements:

•	base salary and benefits;

•	short-term cash incentives; and

•	long-term equity incentives.

Base Salary and Benefits

Base Salary. The base salary for each of our named executive officers for fiscal year 2019 was determined by our compensation committee and is intended to reflect each executive’s relative level of experience and responsibility.

In connection with Mr. Daly’s commencement of employment with us as our President and Chief Executive Officer, our compensation committee approved a base salary of $675,000. In connection with Mr. Kober’s promotion to Senior Vice President and Chief Financial Officer, the compensation committee authorized a 13.7% increase to his base salary, effective June 2019. In determining Mr. Daly’s base salary and Mr. Kober’s base salary increase, our compensation committee considered the industry total compensation and proxy statement data discussed above, as well as other market data. Based on such considerations, our compensation committee determined that Mr. Daly’s base salary and Mr. Kober’s base salary increase was appropriate to maintain a competitive level of base salary and to reflect the responsibilities assumed by Mr. Daly in connection with his appointment to the role of President and Chief Executive Officer and increased responsibility taken on by Mr. Kober in connection with his promotion to Senior Vice President and Chief Financial Officer.

In fiscal year 2019, the compensation committee also authorized 3% annual base salary increases for each of Dr. Carlson and Messrs. Dennehy, Hwang, Croteau, McMullan, Rajgarhia and Virk and a 2.8% annual base salary increase for Mr. Hegarty, in each case, effective in April 2019. In determining these base salary increases, our compensation committee considered the industry total compensation and proxy statement data discussed above, as well as other market data. Based on such considerations, our compensation committee determined that such base salary increases were appropriate to maintain competitive levels of base salary for each of these individuals.

The following table shows the annual base salaries for each of our named executive officers as of the end of fiscal year 2019, or at the time such named executive officer’s employment with us terminated, if earlier.

Fiscal Year 2019
Name	Annual Base Salary
Stephen Daly	$675,000
President and Chief Executive Officer
John Kober	$360,000
Senior Vice President and Chief Financial Officer
Dr. Douglas Carlson	$360,706
Senior Vice President, Technology
Robert Dennehy	$371,418
Senior Vice President, Operations
Donghyun Thomas Hwang	$347,783
Senior Vice President, Global Sales
Conor Hegarty	$243,725
Former Interim Principal Financial Officer and Principal Accounting Officer
John Croteau	$689,585
Former President and Chief Executive Officer
Robert McMullan	$414,575
Former Senior Vice President and Chief Financial Officer
Vivek Rajgarhia	$360,706
Former Senior Vice President and General Manager, Lightwave
Preetinder Virk	$376,123
Former Senior Vice President and General Manager, Networks
Benefits. We generally provide our named executive officers health and welfare benefits, including health benefits and life insurance coverage, as well as the opportunity to participate in and receive matching contributions under our 401(k) plan (or, in the case of Mr. Hegarty, to participate in and receive employer contributions under our defined contribution retirement plan for Ireland-based employees), in each case, on the same terms as our other salaried employees.

We believe that, in certain instances, in order for us to attract top executive talent, we must not be limited to those individuals residing in the Boston metropolitan area and, in some cases, must be willing to offer to pay for or reimburse an agreed upon amount of relocation, commuting, housing and other related costs. In fiscal year 2019, we made such payments and reimbursements to our former Chief Financial Officer in connection with his commuting to work from a home outside the Boston metropolitan area, in the amounts set forth in the “Summary Compensation Table” below.

Short-Term Cash Incentives

During fiscal year 2019 no bonuses were paid to our named executive officers pursuant to our cash incentive programs. Our cash incentive programs were comprised of two six-month performance periods within our fiscal year, with performance goals for each based on non-GAAP adjusted operating income during the period but with different threshold, target and maximum performance goals for each period, as described below. For fiscal year 2019, we selected adjusted operating income as the performance metric for these programs because we believe it is a driver of stockholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as the effect, where applicable, of intangible amortization expense, share-based compensation costs, impairment and restructuring charges, financing and litigation costs, acquisition- and integration-related costs, equity investment gains and losses, divested business losses, production and product line exit costs and other costs.

Our compensation committee determined the adjusted operating income goals for each performance period based on our historic adjusted operating income, our annual business plan and sequential revenue projections. These goals were intended to be challenging, yet attainable, and align the interests of our executives with those of our stockholders by providing for a payout only in the event of exceptional performance that it believed would result in a meaningful increase in stockholder value.

Our compensation committee determined the target and maximum cash incentive opportunities for each of our named executive officers for fiscal year 2019 based on its business judgment regarding the appropriate level of incentive opportunities to motivate and retain these executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this business judgment, for each named executive officer other than Mr. Daly, the compensation committee considered such named executive officer’s historical level of incentive opportunities, base salary and level of incentive opportunities relative to those of our other named executive officers, the industry total compensation and proxy statement data discussed above. Based on these considerations, our compensation committee maintained the cash incentive opportunities (as a percentage of base salary) for all of our named executive officers for fiscal year 2019, other than Mr. Daly, at their previously-set levels. In connection with Mr. Daly’s appointment to President and Chief Executive Officer, our compensation committee approved a target annual bonus opportunity equal to 100% of base salary. In connection with Mr. Kober’s promotion to our Senior Vice President and Chief Financial Officer, our compensation committee approved an increase in Mr. Kober’s target short-term cash incentive opportunity from 37.5% to 75%, effective September 30, 2019. The incentive opportunity for our named executive officers was also subject to potential discretionary increase or reduction based on individual performance during the period. The following table shows the cash incentive opportunity of each of our named executive officers eligible to receive a bonus for fiscal year 2019 assuming “target” level achievement against applicable performance metrics, expressed as a percentage of each executive’s annual base salary.

Name	Fiscal Year 2019 Target Cash Incentive Opportunity (% of Base Salary)
Stephen Daly	100%
President and Chief Executive Officer
John Kober	37.5%*
Senior Vice President and Chief Financial Officer
Dr. Douglas Carlson	50%
Senior Vice President, Technology
Robert Dennehy	50%
Senior Vice President, Operations
Donghyun Thomas Hwang	50%
Senior Vice President, Global Sales
Conor Hegarty	25%
Former Interim Principal Financial Officer and Principal Accounting Officer
John Croteau	100%
Former President and Chief Executive Officer
Robert McMullan	75%
Former Senior Vice President and Chief Financial Officer
Vivek Rajgarhia	50%
Former Senior Vice President and General Manager, Lightwave
Preetinder Virk	50%
Former Senior Vice President and General Manager, Networks

*Beginning September 30, 2019, Mr. Kober’s short-term cash incentive opportunity was increased to 75% of his annual base salary.

First Half 2019 Program. Payments under the cash incentive program for the first half of fiscal year 2019 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended March 29, 2019:

First Half Fiscal Year 2019 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$44.0 million	$52.7 million	$63.6 million	$24.7 million

Under the first half program, if performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $6.5 million for target performance and at $13.0 million for maximum performance. For performance falling between the threshold and target levels, the total pool would be funded at a rate of $0.747 per $1.00 of adjusted operating income achieved in excess of the threshold level, and for performance falling between the target and maximum levels, a total pool would be funded at a rate of $0.596 per $1.00 of adjusted operating income achieved in excess of the target level, up to the maximum level. Each of Messrs. Kober, Dennehy, Hwang, Hegarty, Croteau, McMullan, Rajgarhia and Virk and Dr. Carlson, would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the first half of fiscal year 2019 (see the “Actual Performance” column in the table above), no named executive officer received a cash incentive payment for the first half of fiscal year 2019.

Second Half 2019 Program. Payments under the cash incentive program for the second half of fiscal year 2019 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended September 27, 2019:

Second Half Fiscal Year 2019 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$44.0 million	$52.4 million	$62.9 million	$(13.8) million

Under the second half program, if performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $6.2 million for target performance and $12.3 million for maximum performance. For performance falling between the threshold and target levels, the total pool would be funded at a rate of $0.737 per $1.00 of adjusted operating income achieved in excess of the threshold level, and for performance falling between the target and maximum levels, the total pool would be funded at a rate of $0.584 per $1.00 of adjusted operating income achieved in excess of the target level, up to the maximum level. Each of Messrs. Daly, Kober, Dennehy, Hwang, Hegarty and Virk and Dr. Carlson would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the second half of fiscal year 2019 (see the “Actual Performance” column in the table above), no named executive officer received a cash incentive payment for the second half of fiscal year 2019.
Long-Term Equity Incentives

Our 2019 long-term equity incentive program is comprised of two components: time-based equity incentives, which are provided in the form of restricted stock units and, for Mr. Croteau, stock options, and performance-based equity incentives, which are provided in the form of performance-based restricted stock units and performance-based stock options. In fiscal year 2019, in addition to the equity incentive awards granted to Messrs. Daly, Kober and Hegarty in connection with their appointments as our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Interim Principal Financial Officer and Principal Accounting Officer, respectively, our compensation committee granted to each of Dr. Carlson and Messrs. Dennehy, Hwang, McMullan and Rajgarhia time- and performance-based restricted stock units and performance-based stock options, granted to Mr. Hegarty time based restricted stock units and granted to Mr. Virk time-and performance-based restricted stock units. In addition, prior to his departure as our President and Chief Executive Officer, our compensation committee granted to Mr. Croteau time- and performance-based RSUs and performance-based stock options.
The size of each award was determined by the compensation committee based on its consideration of the industry total compensation and proxy statement data described above.

New Hire and Promotion Awards

In connection with his appointment to President and Chief Executive Officer, Mr. Daly received a one-time “new hire” grant of 136,239 time-based restricted stock units, which vests as to 20% of the restricted stock units on the first anniversary of Mr. Daly’s hire date, and as to 10% of the restricted stock units on each six-month anniversary thereafter, generally subject to Mr. Daly’s continued employment with us through the applicable vesting date. In addition, Mr. Daly received 50,000 earnings per share (“EPS”) performance-based restricted stock units, an option to purchase 190,000 shares of our common stock and 200,000 total shareholder return performance-based restricted stock units, each of which vests as described above under “Compensation Arrangements of Stephen Daly - President and Chief Executive Officer”.

Other than with respect to his one-time new hire grant of 136,239 time-based restricted stock units, described above, for fiscal year 2019, our compensation committee chose to grant Mr. Daly only performance-based restricted stock units and performance-based stock options because it believed that providing a substantial portion of his long-term equity incentives in the form of performance-based awards, which will have value only if we achieve key performance goals, and appreciation-based awards such as stock options, which will have value only if our stock price appreciates, would further align his interests with the interests of our stockholders.

In connection with his promotion to Senior Vice President and Chief Financial Officer, Mr. Kober received a one-time grant of 63,836 restricted stock units that vests as to approximately 26.83% of the shares underlying the award on May 15, 2020, approximately 29.27% of the shares underlying the award on each of May 15, 2021 and May 15, 2022, and approximately 14.63% of the shares underlying the award on May 15, 2023, generally subject to Mr. Kober’s continued employment with us through the applicable vesting date.

In connection with his promotion to Interim Principal Financial Officer and Principal Accounting Officer, Mr. Hegarty received a grant of 10,000 restricted stock units which vest as to 50% of the shares underlying the award on February 15, 2020 and as to the remaining 50% of the shares underlying the award on February 15, 2021, generally subject to Mr. Hegarty’s continued employment with us through the applicable vesting date.
Time-Based Equity Incentives.
In fiscal year 2019, as part of our annual equity compensation program, we provided each of our named executive officers, other than Mr. Daly, with long-term equity incentives through the grant of restricted stock units subject to time-based vesting under our 2012 Omnibus Incentive Plan. Mr. Daly’s fiscal year 2019 grant of restricted stock units that is subject to time-based vesting is discussed above under “New Hire and Promotion Awards”. Our compensation committee granted restricted stock units because they believe they provide a valuable retention incentive to our executives. In addition, our compensation committee believes that because restricted stock units require fewer shares to deliver the same amount of retention incentive to a given executive than a stock option award, restricted stock units also reduce the overall potential dilution to our stockholders from our equity compensation programs.

In fiscal year 2019, we granted Mr. Kober 80,624 restricted stock units, Dr. Carlson 10,042 restricted stock units, Mr. Dennehy 9,545 restricted stock units, Mr. Hwang 8,937 restricted stock units, Mr. Hegarty 6,264 restricted stock units, Mr. Croteau 31,505 restricted stock units, Mr. McMullan 14,087 restricted stock units, Mr. Rajgarhia 10,042 restricted stock units and Mr. Virk 9,666 restricted stock units, in each case, subject to time-based vesting based on their continued employment with us over four years. Our compensation committee approved these restricted stock unit awards based on its review of peer group and other market data business judgment that they reflected an appropriate level of long-term incentive necessary to retain these executives.

In addition, during fiscal year 2019 we granted Mr. Croteau an option to purchase 10,924 shares of our common stock, subject to time-based vesting based on his continued employment with us over four years as a further long-term retention incentive to him. Our compensation committee approved this additional award to Mr. Croteau because of his significant knowledge, responsibilities and capabilities.
Performance-Based Equity Incentives.

Performance Restricted Stock Units. In addition to the time-based restricted stock unit awards described above, in fiscal year 2019, as part of our annual equity compensation program, we granted Dr. Carlson 11,408 restricted stock units, Mr. Dennehy 20,493 restricted stock units, Mr. Hwang 19,190 restricted stock units, Mr. Croteau 72,660 restricted stock units, Mr. McMullan 28,865 restricted stock units, Mr. Rajgarhia 11,408 restricted stock units and Mr. Virk 14,499 restricted stock units, in each case, subject to performance-based vesting conditions described below. Mr. Daly’s fiscal year 2019 grants of performance-based restricted stock units are discussed above under “New Hire and Promotion Awards”.

As was the case in prior years, performance-based RSUs are eligible to be earned and vest based on our non-GAAP Adjusted EPS growth during the applicable performance period. Adjusted EPS is a non-GAAP financial metric. Our calculation of  Adjusted EPS is calculated by dividing Adjusted net income (loss), which excludes discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, equity investment gains and losses, divested business losses, production and product line exit costs and other costs, as well as certain tax items, by Adjusted diluted shares. Adjusted EPS growth was selected as the applicable performance metric for performance-based RSUs granted in fiscal year 2019 and prior fiscal years because our compensation committee believes that growth in Adjusted EPS is a key driver of increases in stockholder value. An explanation of how we calculate Adjusted EPS is contained in exhibit 99.1 to our Periodic Report on Form 8-K filed with the SEC on November 12, 2019.

The performance-based restricted stock units granted to our named executive officers listed above, other than Messrs. Daly, Kober and Hegarty in fiscal year 2019 are divided into three equal tranches, with one tranche eligible to be earned and to vest based on our Adjusted EPS growth during fiscal year 2019, one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2019-2020 and one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2019-2021, with Adjusted EPS growth goals for performance periods spanning multiple fiscal years based on compound annual growth. For each tranche, recipients can earn between 0% to 300% of the target number of performance-based restricted stock units, depending on actual performance, with 50% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 5%), 100% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 10%), 200% of the target number of performance-based restricted stock units earned if upside performance is achieved (Adjusted EPS growth of 20%) and 300% of the target number of performance-based restricted stock units earned if maximum performance is achieved (Adjusted EPS growth of 30%) and with straight-line interpolation between performance levels. To the extent earned, performance-based restricted stock units for each tranche will vest and be settled following the announcement to the financial markets of our financial performance associated with the applicable performance period, generally subject to continued employment with us through the settlement date. Mr. Daly’s fiscal year 2019 grant of performance-based RSUs that vest based on Adjusted EPS is discussed above under “Compensation Arrangements of Stephen Daly - President and Chief Executive Officer”.

Dr. Carlson and Messrs. Dennehy, Hwang, Croteau, McMullan, Rajgarhia and Virk also held performance-based restricted stock units that were granted in prior fiscal years and that were eligible to vest based on Adjusted EPS growth during a performance period that included fiscal year 2019.

The Adjusted EPS growth goals for performance-based restricted stock units granted in fiscal year 2019 and granted in previous years with a performance period that included fiscal year 2019, our actual Adjusted EPS growth for the applicable performance period and the percentage of performance-based restricted stock units that were earned based on such performance, are set forth in the table below:

Fiscal Year of Grant	Performance Period (Fiscal Year(s))	Threshold (50% of Target Tranche of Performance- Based RSUs Earned)	Target (100% of Target Tranche of Performance- Based RSUs Earned)	Upside (200% of Target Tranche of Performance- Based RSUs Earned)	Maximum (300% of Target Tranche of Performance- Based RSUs Earned)	Actual Performance	% of Target Tranche of Performance- Based RSUs Earned
2019	2019	5%	10%	20%	30%	(153.0)%	—%
2018	2018-2019	5%	10%	N/A	30%	(113.0)%	—%
2017	2017-2019	5%	10%	N/A	30%	(156.0)%	—%

The performance-based RSUs held by each of Messrs. Croteau, McMullan, Rajgarhia and Virk were forfeited in connection with his separation from employment with the Company.

In addition to the grants of performance-based restricted stock units as part of our annual equity compensation program, in November 2018, our compensation committee evaluated the outstanding performance-based stock options held by each of our named executive officers in connection with its approval of fiscal year 2019 annual equity awards and determined at the time that certain performance-based stock options did not provide adequate retention incentives to our named executive officers because the exercise prices of such options were far in excess of the value of our common stock at that time. As a result, in November 2018, as permitted under our 2012 Omnibus Incentive Plan, our compensation committee approved the cancellation of certain vested and unvested performance-based stock options held by certain of our named executive officers with a per share exercise price of $29.80 or above in exchange for awards of performance-based restricted stock units. In connection with this exchange, we granted Dr. Carlson 46,666 restricted stock units, Mr. Dennehy 70,000 restricted stock units, Mr. Hwang 36,666 restricted stock units, Mr. Croteau 326,666 restricted stock units, Mr. McMullan 73,333 restricted stock units, Mr. Rajgarhia 46,666 restricted stock units and Mr. Virk 50,000 restricted stock units, subject to performance-based vesting conditions described above.

Performance Stock Options. In addition to the time- and performance-based restricted stock units described above, in fiscal year 2019, as part of our annual equity compensation program, we granted Dr. Carlson 30,000 stock options, Mr. Dennehy 30,000 stock options, Mr. Hwang 15,000 stock options, Mr. Croteau 190,000 stock options, Mr. McMullan 40,000 stock options and Mr. Rajgarhia 30,000 stock options, in each case, subject to performance-based vesting conditions. These stock options vest as to 100% of the underlying shares if the closing price for our common stock equals or exceeds $61.32 per share for a period of 30 consecutive trading days (which represented an approximate premium of 50% over the 52-week high price per share of our common stock as of the date the stock options were granted), generally subject to the executive remaining employed by us through the date such performance metric is met. Mr. Daly’s fiscal year 2019 grant of performance-based stock options is discussed above under “New Hire and Promotion Awards”. Our compensation committee approved these performance-based stock options based on its business judgment that they reflected an appropriate level of long-term incentive to retain these executives and further align their compensation with the attainment of increases in stockholder value. The size of each award was determined by our compensation committee based on consideration of the factors described above.

In October 2019, our compensation committee made the determination to eliminate stock options as a component of executive compensation for fiscal year 2020.
Severance Arrangements
We believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our senior executives, and to minimize the potential for them to be distracted from performing their duties by the potential prospect of a termination of employment. Therefore, we have agreed to provide our President and Chief Executive Officer with severance benefits as set forth in his employment agreement, as described below, and had previously agreed to provide our former President and Chief Executive Officer and former Senior Vice President and General Manager, Networks, with severance benefits as set forth in their employment agreements, as described below.
In October 2014, following a period of heavy consolidation in our industry and with a similar motivation of keeping our executives focused on managing our business without distraction by a potential change in control, we adopted the MACOM Technology Solutions Holdings, Inc. Change in Control Plan (as amended, the “CIC Plan”), which was subsequently amended in 2017, in which each of our named executive officers participates and which provides severance protection to plan participants in the event their employment is terminated under certain circumstances in connection with a change in control. In adopting and subsequently amending the CIC Plan, our compensation committee was motivated by a belief that the benefits of the plan were reasonable in scope and amount, would better align the interests of our executives with those of our stockholders in the context of a potential change in control and may enhance stockholder value whether or not a future change in control occurs by helping to retain those executives who are participants in this plan. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these potential payments.

Restrictive Covenants
With the goal of securing the services of executives who may be key to our success for a period of time and preventing competitors from hiring such personnel away from us, as well as protecting our confidential information, intellectual property and relationships with employees, independent contractors, vendors and customers, from time to time we may enter into agreements where an executive agrees to be bound by certain restrictive covenants. Mr. Daly’s employment agreement contains non-solicitation provisions pursuant to which he has agreed not to solicit our employees, consultants, customers, partners or vendors during his employment and for a period of 12 months following termination of his employment. Mr. Croteau’s employment agreement contained non-competition and non-solicitation provisions pursuant to which he has agreed not to compete with us or solicit our customers or suppliers during and for 12 months following termination of his employment. All of our named executive officers are party to a Confidentiality and Invention Assignment Agreement, under which they have agreed not to solicit our employees, consultants, customers, partners or vendors during their employment and for 12 months following termination of employment and have agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant. In addition, as described below under “Potential Payments upon Termination or Change in Control”, Messrs. Croteau, McMullan, Rajgarhia and Virk agreed to be subject to certain restrictive covenants in exchange for severance payments and benefits.

Clawback Policy

In November 2018, we adopted a clawback policy that covers our current and former employees at the level of Vice President and above, including all of our named executive officers. Under the policy, if there is a restatement of our financial results due to material non-compliance with financial reporting requirements, certain cash- and equity-based incentive compensation paid or awarded to covered employees will be subject to cancellation and/or repayment, in our compensation committee’s discretion, if it was based on the erroneous financial results, was in excess of the amount that would have otherwise been paid or awarded and the employee’s conduct was a material factor in the obligation to restate the results.
Tax and Accounting Considerations

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to certain of its current and former executive officers. For taxable years beginning before January 1, 2018, compensation that qualified as “performance-based” was excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The 2017 U.S. tax reform legislation repealed the performance-based compensation exception to Section 162(m) and made certain other changes to Section 162(m), generally effective for taxable years beginning after December 31, 2017. As a result, beginning in fiscal year 2019, compensation paid to certain of our current and former executive officers in excess of $1 million in a taxable year generally will not be deductible unless such compensation qualifies for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017. The compensation committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, and in furtherance of that responsibility, the compensation committee has authorized and will, in its judgment, continue to authorize compensation that may otherwise be limited as to tax deductibility.

The compensation committee also considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Say on Pay

At our 2019 annual meeting of stockholders, our stockholders approved on an advisory basis to hold future advisory votes on the compensation of our named executive officers annually. At our 2019 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers by 72.25% of the shares voted. In light of these results, our current policy is to provide stockholders with an opportunity to vote on the compensation of our named executive officers every year.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the compensation committee:
Peter Chung (Chairman)
Geoffrey Ribar
Gil VanLunsen

2019 Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to our named executive officers for fiscal years 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen Daly (4)	2019	275,512(5)	—	6,295,274(6)	1,539,000	—	463	8,110,249
President and Chief
Executive Officer
John Kober	2019	326,719	—	1,260,516	—	—	8,934	1,596,169
Senior Vice President and
Chief Financial Officer
Dr. Douglas Carlson	2019	357,156	—	1,124,276	215,100	—	9,027	1,705,559
Senior Vice President, and
General Manager, RF and Microwave
Robert Dennehy	2019	367,762	—	1,652,110	215,100	—	4,379	2,239,352
Senior Vice President,	2018	362,261	—	355,875	465,000	—	4,848	1,187,984
Operations	2017	344,606	—	626,290	327,000	59,483	6,980	1,364,360
Donghyun Thomas Hwang	2019	344,359	—	1,064,408	107,550	—	9,000	1,525,318
Senior Vice President,
Global Sales
John Croteau (7)	2019	560,702	—	7,131,479	1,362,300	—	228,300	9,282,781
Former President and	2018	672,583	—	1,281,350	3,115,880	—	9,543	5,079,356
Chief Executive Officer	2017	636,539	—	2,047,276	1,308,000	218,751	9,437	4,220,002
Conor Hegarty (8)	2019	244,261	75,000(9)	303,346	—	—	29,317	651,924
Former Interim Principal
Financial Officer
Robert McMullan (10)	2019	324,053	—	1,915,204	286,800	—	540,421	3,066,478
Former Senior Vice President	2018	402,987	—	540,978	620,000	—	65,781	1,629,746
and Chief Financial Officer	2017	343,940	—	707,434	392,400	59,281	92,988	1,596,042
Vivek Rajgarhia (11)	2019	294,710	—	1,124,276	215,100	—	138,216	1,772,302
Former Senior Vice President and	2018	351,813	—	1,701,695	465,000	—	8,857	2,527,365
General Manager, Lightwave
Preetinder Virk (12)	2019	372,421	—	1,223,590	—	—	9,063	1,605,074
Former Senior Vice President and	2018	366,849	—	1,640,008	465,000	—	8,888	2,480,746
General Manager, Networks	2017	348,971	—	634,219	261,600	60,236	8,772	1,313,799

(1)
The amounts included under the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the restricted stock unit and stock option awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 20 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 27, 2019. With respect to the performance-based restricted stock unit and stock option awards granted to our named executive officers, other than Messrs. Kober and Hegarty, during fiscal year 2019, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100% of target levels. The aggregate grant date fair value of such awards would be $8,956,500, $4,896,353, $2,930,690, $23,884,820, $5,710,097, $3,532,498, $3,622,062, $3,566,097, for Messrs. Daly, Dennehy, Hwang, Croteau, McMullan, Rajgarhia and Virk and Dr. Carlson, respectively, if maximum performance levels were achieved. Neither Mr. Kober nor Mr. Hegarty was granted performance-based RSU awards or stock options during fiscal year 2019.

(2)
Represents the cash incentives earned by each named executive officer under our cash incentive programs for each fiscal year. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs for fiscal year 2019.

(3)	Consists of the following amounts for each named executive officer for fiscal year 2019:

Name	Basic Life Insurance Premiums ($)	Company Contributions to Retirement Plans ($) (A)	Severance Payments ($)	PTO Lump Sum Payment ($)	Commuting Payments ($)	Tax Gross-Up Payments ($)	Consulting Fees ($)	Total ($)
Stephen Daly	463	—	—	—	—	—	—	463
John Kober	684	8,250	—	—	—	—	—	8,934
Dr. Douglas Carlson	777	8,250	—	—	—	—	—	9,027
Robert Dennehy	801	3,578	—	—	—	—	—	4,379
Donghyun Thomas Hwang	750	8,250	—	—	—	—	—	9,000
John Croteau	1,240	8,250	689,585 (B)	99,459	—	—	—	798,534
Conor Hegarty	1,699	27,618	—	—	—	—	—	29,317
Robert McMullan	584	2,013	414,575 (B)	45,458	40,942 (C)	37,433 (D)	—	541,005
Vivek Rajgarhia	584	8,250	69,367 (B)	37,515	—	—	22,500 (E)	138,216
Preetinder Virk	813	8,250	157,500 (B)	—	—	—	—	166,563

(A)
For named executive officers other than Mr. Hegarty, represents Company contributions to the Company’s 401(k) plan. For Mr. Hegarty, represents amounts contributed to the Company’s defined contribution pension plan for Irish employees. Mr. Hegarty is an international employee and does not participate in the Company’s 401(k) plan.

(B)
Represents amounts paid to each of Messrs. Croteau, McMullan and Rajgarhia in connection with his termination from employment with the Company during fiscal year 2019. See “Compensation Discussion and Analysis - Fiscal Year 2019 Leadership Changes” and “Potential Payments upon Termination or Change in Control” for more detailed descriptions of these payments.

(C)	Represents amounts paid to Mr. McMullan in reimbursement of his commuting expenses and the actual cost incurred by us to provide lodging to Mr. McMullan near our corporate headquarters.

(D)	Represents amounts paid to Mr. McMullan in connection with tax reimbursement for the amounts noted in the Commuting Payments column.

(E)	Represents amounts paid to Mr. Rajgarhia for services rendered in connection with his post-employment Consulting Agreement with the Company

(4)
Mr. Daly was appointed as our President and Chief Executive Officer on May 16, 2019. Amounts in the Summary Compensation Table with respect to Mr. Daly relate to compensation for his service as our President and Chief Executive Officer and as a member of our board of directors during fiscal 2019.

(5)
Amount includes director fees paid to Mr. Daly for his service as a member of our board of directors, as well as his service as a member of our audit committee and a member of our compensation committee, in each case from September 29, 2018 through his appointment as our President and Chief Executive Officer on May 16, 2019 ($38,976) and Mr. Daly’s base salary as our President and Chief Executive Officer from May 16, 2019 through September 27, 2019 ($236,536).

(6)
Amount includes the aggregate grant date fair value of the time-based RSU award granted to Mr. Daly in his capacity as a member of our board of directors ($129,992) and the aggregate grant date fair value of the time- and performance-based RSU award granted to Mr. Daly in connection with the commencement of his employment as our President and Chief Executive Officer ($6,295,274), each as computed as described in Footnote (1) to this Summary Compensation Table. As discussed above under “Compensation Arrangements of Stephen Daly - President and Chief Executive Officer,” Mr. Daly retained only a pro-rata portion of the RSU award granted to Mr. Daly in his capacity as a member of our board of directors (based on the number of days he served as a director from the grant date of such award through his date of hire), and the remainder of such RSUs was forfeited as of his hire date. Following his appointment as our President and Chief Executive Officer, Mr. Daly did not receive additional compensation for services as a member of our board of directors.

(7)	Mr. Croteau served as our President and Chief Executive Officer until May 15, 2019, and terminated employment with us on July 12, 2019.

(8)
As an employee of our wholly-owned subsidiary, MACOM Technology Solutions Limited, Mr. Hegarty received compensation denominated in euro, which, for fiscal year 2019 was translated to U.S. dollars for this Proxy Statement using the following conversion ratio: €1.12843:$1.00.

(9) Represents a one-time cash bonus following completion of Mr. Hegarty’s service as our Interim Principal Financial Officer and Principal Accounting Officer.
(10) Mr. McMullan resigned as Senior Vice President and Chief Financial Officer on April 6, 2019.
(11) Mr. Rajgarhia served as our Senior Vice President and General Manager, Lightwave, until July 1, 2019.
(12) Mr. Virk served as our Senior Vice President and General Manager, Networks, until August 5, 2019, and his employment with us terminated on November 3, 2019.

2019 Grants of Plan-Based Awards Table
The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended September 27, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other option awards: number of securities underlying options (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Stephen		—	675,000	1,350,000	—	—	—	—	—	—	—
Daly	5/31/2019	—	—	—	—	190,000	—	—		14.15	1,539,000
	5/31/2019	—	—	—	25,000	50,000	150,000	—	—	—	707,500
	5/31/2019	—	—	—	100,000	200,000	300,000	—	—	—	3,530,000
	5/31/2019	—	—	—	—	—	—	136,239	—	—	1,927,782
	3/1/2019	—	—	—	—	—	—	6,656	—	—	129,992
John		—	135,000	270,000	—	—	—	—	—	—	—
Kober	3/15/2019	—	—	—	—	—	—	16,788	—	—	324,680
	5/30/2019	—	—	—	—	—	—	63,836	—	—	935,836
Dr.		—	175,100	350,200	—	—	—	—	—	—	—
Douglas	11/6/2018	—	—	—	—	30,000	—	—		16.06	215,100
Carlson	11/6/2018	—	—	—	5,704	11,408	34,224	—	—	—	183,212
	11/19/2018	—	—	—	23,333	46,666	139,998	—	—	—	779,789
	11/6/2018	—	—	—	—	—	—	10,042	—	—	161,275
Robert		—	180,300	360,600	—	—	—	—	—	—	—
Dennehy	11/6/2018	—	—	—	—	30,000	—	—		16.06	215,100
	11/6/2018	—	—	—	10,247	20,493	61,479	—	—	—	329,118
	11/19/2018	—	—	—	35,000	70,000	210,000	—	—	—	1,169,700
	11/6/2018	—	—	—	—	—	—	9,545	—	—	153,293
Donghyun		—	168,827	337,653	—	—	—	—	—	—	—
Thomas	11/6/2018	—	—	—	—	15,000	—	—		16.06	107,550
Hwang	11/6/2018	—	—	—	9,595	19,190	57,570	—	—	—	308,191
	11/19/2018	—	—	—	18,333	36,666	109,998	—	—	—	612,689
	11/6/2018	—	—	—	—	—	—	8,937	—	—	143,528
John		—	669,500	1,339,000	—	—	—	—	—	—	—
Croteau	11/6/2018	—	—	—	—	190,000	—	—		16.06	1,362,300
	11/6/2018	—	—	—	36,330	72,660	217,980	—	—	—	1,166,920
	11/19/2018	—	—	—	163,333	326,666	979,998	—	—	—	5,458,589
	11/6/2018	—	—	—	—	—	—	31,505	—	—	505,970
Conor		—	61,065	122,131	—	—	—	—	—	—	—
Hegarty	3/15/2019	—	—	—	—	—	—	6,264	—	—	121,146
	4/10/2019	—	—	—	—	—	—	10,000	—	—	182,200
Robert		—	301,875	603,750	—	—	—	—	—	—	—
McMullan	11/6/2018	—	—	—	—	40,000	—	—		16.06	286,800
	11/6/2018	—	—	—	14,433	28,865	86,595	—	—	—	463,572
	11/19/2018	—	—	—	36,667	73,333	219,999	—	—	—	1,225,394
	11/6/2018	—	—	—	—	—	—	14,087	—	—	226,237
Vivek		—	175,100	350,200	—	—	—	—	—	—	—
Rajgarhia	11/6/2018	—	—	—	—	30,000	—	—		16.06	215,100
	11/6/2018	—	—	—	5,704	11,408	34,224	—	—	—	183,212
	11/19/2018	—	—	—	23,333	46,666	139,998	—	—	—	779,789
	11/6/2018	—	—	—	—	—	—	10,042	—	—	161,275
Preetinder		—	182,584	365,168	—	—	—	—	—	—	—
Virk	11/6/2018	—	—	—	7,250	14,499	43,497	—	—	—	232,854
	11/19/2018	—	—	—	25,000	50,000	150,000	—	—	—	835,500
	11/6/2018	—	—	—	—	—	—	9,666	—	—	155,236

(1)
Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2019 Grants of Plan-Based Awards Table represent the cash incentive award opportunities for each named executive officer under our cash incentive programs for fiscal year 2019. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs. No bonuses were paid to our named executive officers for fiscal year 2019 under our cash incentive programs.

(2)
Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the 2019 Grants of Plan-Based Awards Table represent performance-based and market-based restricted stock and stock option awards granted to each named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2019.

(3)
Amounts represent time-based restricted stock units granted to the named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2019. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.

(4)
Amounts represent market-based option awards granted to the named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2019. See "Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.

(5)
Reflects the aggregate grant date fair value of the stock option and restricted stock unit awards granted in fiscal year 2019, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 20 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year ended September 27, 2019. With respect to the performance-based restricted stock unit and stock option awards granted to our named executive officers, other than Messrs. Kober and Hegarty, during fiscal year 2019, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100%. The aggregate grant date fair value of such awards would be $8,956,500, $4,896,353, $2,930,690, $23,884,820, $5,710,097, $3,532,498, $3,622,062, $3,566,097, for Messrs. Daly, Dennehy, Hwang, Croteau, McMullan, Rajgarhia and Virk and Dr. Carlson respectively, if maximum performance levels were achieved. Neither Mr. Kober nor Mr. Hegarty was granted performance-based RSU awards or stock options during fiscal year 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Messrs. Daly, Kober, Dennehy, Hwang, Hegarty, Croteau, McMullan, Rajgarhia and Virk each have or had (in the case of former employees) an employment agreement with the Company. Dr Carlson has a promotion letter with the Company.

Stephen Daly. Mr. Daly was appointed to serve as our President and Chief Executive Officer on May 16, 2019. Pursuant to his employment agreement, which was entered into in connection with his appointment,, he is entitled to receive an annual base salary of $675,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 100% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 200% of his annual salary, in each case, subject to the achievement of applicable performance targets. As described under “Compensation Arrangements of Stephen Daly - President and Chief Executive Officer” in the Compensation Discussion and Analysis above, Mr. Daly was also granted time- and performance-based RSUs and performance-based stock options upon commencement of his employment with us. In addition, during the term of his employment, Mr. Daly is eligible to participate in the Company’s benefit plans as in effect from time to time.

John Kober. Mr. Kober was promoted to the role of Senior Vice President and Chief Financial Officer on May 30, 2019. Pursuant to his employment agreement, effective May 23, 2019, he is entitled to receive an annual base salary of $360,000, and is eligible to participate in the Company’s short-term cash incentive programs. For fiscal year 2019, Mr. Kober’s target short-term cash incentive opportunity was 37.5% of his base salary, with a maximum short-term cash incentive opportunity of up to 75% of his base salary, in each case, subject to achievement of applicable performance targets. Beginning in fiscal year 2020, Mr. Kober’s target short-term cash incentive opportunity and maximum short-term cash incentive opportunity is 75% and 150%, respectively, subject to achievement of applicable performance targets. As described under “Compensation Arrangements of John Kober - Senior Vice President and Chief Financial Officer” in the Compensation Discussion and Analysis above, Mr. Daly received a one-time grant of time-based RSUs in connection with his promotion. In addition, during the term of his employment, Mr. Kober is eligible to participate in the Company’s benefit plans as in effect from time to time.

Dr. Douglas Carlson. Dr. Carlson has served as our Senior Vice President, Technology, since September 2019, and has been with the Company since October 2016. Under Dr. Carlson’s promotion letter, effective August 15, 2016, he is entitled to receive an annual base salary, which as of the end of fiscal year 2019 was $360,706, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 100% of his annual salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Dr. Carlson is eligible to participate in the Company’s benefit plans as in effect from time to time.

Robert Dennehy. Mr. Dennehy has served as our Senior Vice President, Operations since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. Under Mr. Dennehy’s employment agreement, effective October 1, 2013, he is entitled to receive an annual base salary, which as of the end of fiscal year 2019 was $371,418, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 100% of his annual salary, in each case, subject to the achievement applicable performance targets. In addition, during the term of his employment, Mr. Dennehy is eligible to participate in the Company’s benefit plans as in effect from time to time.

Donghyun Thomas Hwang. Mr. Hwang has served as our Senior Vice President, Global Sales, since January 2015. Under Mr. Hwang’s employment agreement, effective August 15, 2014, he is entitled to receive an annual base salary, which as of the end of fiscal year 2019 was $347,783, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 100% of his annual salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Hwang is eligible to participate in the Company’s benefit plans as in effect from time to time.

Conor Hegarty. Mr. Hegarty served as our Interim Principal Financial Officer and Principal Accounting Officer from April 10, 2019 until Mr. Kober’s promotion to Senior Vice President and Chief Financial Officer on May 30, 2019. Pursuant to Mr. Hegarty’s employment agreement,, effective March 24, 1997, he is entitled to receive an annual base salary, which as of the end of fiscal year 2019 was $243,725. In addition, in connection with his appointment, Mr. Hegarty received a one-time grant of time-based RSUs, as described under “Compensation Arrangements of Compensation Arrangements of Conor Hegarty - Interim Principal Financial Officer and Principal Accounting Officer” in the Compensation Discussion and Analysis above. Further, the Company awarded him a cash bonus of $75,000 following his completion of service as our Interim Principal Financial Officer and Principal Accounting Officer. In addition, during the term of his employment, Mr. Hegarty is eligible to participate in the Company’s, and our subsidiary MACOM Technology Solutions Limited's, as applicable, benefit plans as in effect from time to time.

John Croteau. Mr. Croteau served as our President and Chief Executive Officer from December 2012 until May 2019. Pursuant to his employment agreement, effective October 1, 2012, he was entitled to receive an annual base salary, which at the time of his separation from the Company was $689,585, and was eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 100% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 200% of his annual salary, in each case, subject to the achievement of applicable performance targets. During his employment with us, Mr. Croteau was eligible to participate in our employee benefit plans, as in effect for employees of the Company from time to time. In connection with his termination of employment in July 2019, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to certain non-solicitation and non-interference restrictions, Mr. Croteau was entitled to receive certain separation payments and benefits in accordance with the terms of his employment agreement, as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

Robert McMullan. Mr. McMullan served as our Senior Vice President and Chief Financial Officer from January 2014 until April 2019. Pursuant to his employment agreement, effective January 2, 2014, he was entitled to receive an annual base salary, which at the time of his separation from the Company was $414,575, and was eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 75% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 150% of his annual salary, in each case, subject to the achievement of applicable performance targets. The Company also reimbursed Mr. McMullan for his expenses (including taxes) incurred in connection with commuting to its headquarters from a home outside the Boston metropolitan area. During his employment with us, Mr. McMullan was eligible to participate in our employee benefit plans, as in effect for employees of the Company from time to time. In connection with his termination of employment in April 2019, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to certain non-solicitation and non-interference restrictions, Mr. McMullan was entitled to receive certain separation payments and benefits in accordance with the terms of his employment agreement, as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

Vivek Rajgarhia. Mr. Rajgarhia served as our Senior Vice President and General Manager, Lightwave, from August 2017 until July 2019. Under Mr. Rajgarhia’s offer letter, dated April 7, 2011, he was entitled to receive an annual base salary, which at the time of his separation from the Company was $360,706. Mr. Rajgarhia was also eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 100% of his annual salary, in each case, subject to the achievement of applicable performance targets. During his employment with us, Mr. Rajgarhia was eligible to participate in our employee benefit plans, as in effect for employees of the Company from time to time. In connection with his termination of employment in July 2019, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to certain non-solicitation and non-interference restrictions, Mr. Rajgarhia was entitled to receive certain separation payments and benefits in accordance with the terms of his employment agreement, as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

Preetinder Virk. Mr. Virk served as our Senior Vice President and General Manager, Networks, from January 2017 until he was separated from his position as an executive officer of the Company in August 2019, and subsequently terminated employment with us on November 3, 2019. Under Mr. Virk’s employment agreement, dated December 11, 2013, he was entitled to receive an annual base salary, which as of the end of fiscal year 2019 was $376,123, and was eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2019 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2019 of 100% of his annual salary, in each case, subject to the achievement of applicable performance targets. During his employment with us, Mr. Virk was eligible to participate in our employee benefit plans, as in effect for employees of the Company from time to time. In connection with his termination of employment in November 2019, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to certain non-solicitation and non-interference restrictions, Mr. Virk was entitled to receive certain separation payments and benefits in accordance with the terms of his employment agreement, as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

For a description of the severance payments and benefits to which each of our named executive officers is entitled upon certain qualifying terminations of employment, please see the “Payments Upon Termination or Change of Control” section of this Proxy Statement below.

2019 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth the outstanding equity awards held by each of our named executive officers at September 27, 2019.

		Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Unearned Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen	5/31/2019	—	—	190,000(2)	14.15	5/31/2029	—	—	—	—
Daly	5/31/2019	—	—	—	—	—	—	—	25,000(3)	542,000
	5/31/2019	—	—	—	—	—	—	—	100,000(4)	2,168,000
	5/31/2019	—	—	—	—	—	136,239(5)	2,953,662	—	—
John	3/17/2016	—	—	—	—	—	1,506(6)	32,650	—	—
Kober	3/14/2017	—	—	—	—	—	3,422(7)	74,189	—	—
	3/15/2018	—	—	—	—	—	4,376(8)	94,872	—	—
	5/31/2018	—	—	—	—	—	3,750(8)	81,300	—	—
	3/15/2019	—	—	—	—	—	16,788(9)	363,964	—	—
	5/30/2019	—	—	—	—	—	63,836(10)	1,383,964	—	—
Dr.	8/14/2010	600(11)	—	—	2.00	8/14/2020	—	—	—	—
Douglas	11/6/2018	—	—	30,000(12)	16.06	11/6/2025	—	—	—	—
Carlson	11/9/2017	—	—	—	—	—	—	—	683(13)	14,807
	11/6/2018	—	—	—	—	—	—	—	3,803(14)	82,449
	11/19/2018	—	—	—	—	—	—	—	15,556(15)	337,243
	3/17/2016	—	—	—	—	—	795(6)	17,236	—	—
	3/14/2017	—	—	—	—	—	2,000(7)	43,360	—	—
	11/9/2017	—	—	—	—	—	3,073(16)	66,623	—	—
	11/6/2018	—	—	—	—	—	10,042(10)	217,711	—	—
Robert	4/29/2014	30,000(17)	—	—	17.50	4/29/2024	—	—	—	—
Dennehy	11/6/2018	—	—	30,000(12)	16.06	11/6/2025	—	—	—	—
	11/9/2017	—	—	—	—	—	—	—	974(13)	21,116
	11/6/2018	—	—	—	—	—	—	—	6,831(14)	148,096
	11/19/2018	—	—	—	—	—	—	—	23,334(15)	505,870

	11/13/2015	—	—	—	—	—	1,141(18)	24,737	—	—
	11/9/2016	—	—	—	—	—	1,946(18)	42,189	—	—
	11/9/2017	—	—	—	—	—	2,921(16)	63,327	—	—
	11/6/2018	—	—	—	—	—	9,545(10)	206,936	—	—
Donghyun	11/6/2018	—	—	15,000(5)	16.06	11/6/2025	—	—	—	—
Thomas	11/9/2017	—	—	—	—	—	—	—	912(13)	19,761
Hwang	11/6/2018	—	—	—	—	—	—	—	6,397(14)	138,687
	11/19/2018	—	—	—	—	—	—	—	12,222(15)	264,973
	11/13/2015	—		—	—	—	1,069(7)	23,176	—	—
	11/9/2016	—	—	—	—	—	1,822(19)	39,501	—	—
	11/9/2017	—	—	—	—	—	2,735(16)	59,295	—	—
	11/6/2018	—	—	—	—	—	8,937(10)	193,754	—	—
Conor	3/17/2016	—	—	—		—	624(6)	13,528	—	—
Hegarty	3/14/2017	—		—	—	—	1,197(7)	25,951	—	—
	3/15/2018	—	—	—	—	—	1,998(8)	43,317	—	—
	3/15/2019	—	—	—	—	—	6,264 (9)	135,804	—	—
	4/10/2019	—	—	—	—	—	10,000(7)	216,800	—	—
Preetinder	11/9/2017	—	—	—	—	—	—	—	986(13)	21,376
Virk	11/6/2018	—	—	—	—	—	—	—	4,833(14)	104,779
	11/19/2018	—	—	—	—	—	—	—	16,667(15)	361,341
	11/13/2015	—	—	—	—	—	1,002(18)	21,723	—	—
	11/9/2016	—	—	—	—	—	1,971(19)	42,731	—	—
	11/9/2017	—	—	—	—	—	2,958(16)	64,129	—	—
	11/9/2017	—	—	—	—	—	17,500(20)	379,400	—	—
	11/9/2017	—	—	—	—	—	5,834(18)	126,481	—	—
	11/6/2018	—	—	—	—	—	9,666(10)	209,559	—	—

(1)	Amounts based on the fair market value of our common stock of $21.68 per share, which was the closing price of our common stock on September 27, 2019 as reported on Nasdaq.

(2)
Represents a stock option that will vest if the closing price of our common stock equals or exceeds $38.37 per share for a period of 30 consecutive trading days, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(3)
Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2020 through 2022. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2020 through 2022 will vest on November 15, 2022 generally subject to the named executive officer’s remaining in continuous service with us through the applicable vesting date. Based on the level of achievement in fiscal year 2019, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years.

(4)
Represents a market-based restricted stock unit award that is eligible to be earned based on the Company’s achievement of total shareholder return in comparison to a peer group of companies in the Nasdaq composite index during fiscal years 2020 through 2022. To the extent earned based on total shareholder return, the portion of the award that is eligible to be earned based on total shareholder return during fiscal years 2020 through 2022 will vest on May 15, 2023 generally subject to the named executive officer’s remaining in continuous service with us through the applicable vesting date. The number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years.

(5)
Represents a restricted stock unit award that vests as to 20% of the shares underlying the award on May 16, 2020 and in equal semi-annual installments thereafter through May 16, 2024, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(6)
Represents a restricted stock unit award that vests in on February 15, 2020, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(7)
Represents a restricted stock unit award that vests in equal annual installments February 15, 2020 and February 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(8)
Represents a restricted stock unit award that vests in equal annual installments on February 15, 2020, February 15, 2021, and February 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(9)
Represents a restricted stock unit award that vests in equal annual installments on February 15, 2020, February 15, 2021, February 15, 2022, and February 15, 2023, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(10)
Represents a restricted stock unit award that vests as to approximately 26.83% of the shares underlying the award on May 15, 2020, approximately 29.27% of the shares underlying the award on each of May 15, 2021 and May 15, 2022, and approximately 14.63% of the shares underlying the award on May 15, 2023, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.

(11)
Represents a stock option that vested 25% on August 1, 2011 and then in equal monthly installments through August 1, 2014, based on the named executive officer’s continuous service through each vesting date.

(12)
Represents a stock option that will vest if the closing price of our common stock equals or exceeds $61.32 per share for a period of 30 consecutive trading days, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(13)
Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2018 through 2020, and, to the extent earned based on performance, will vest on May 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date. Based on the level of achievement in fiscal year 2018 and 2019, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years. The portion of the award that was eligible to be earned based on fiscal year 2018-2019 performance was not earned based on fiscal 2018-2019 Adjusted EPS growth and, as a result, is not included in the table above.

(14)
Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2019 and 2020 and fiscal years 2019 through 2021. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2019 and 2020 will vest on November 17, 2020 and the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2019 through 2021 will vest on November 16, 2021, generally subject to the named executive officer’s remaining in continuous service with us through the applicable vesting date. Based on the level of achievement in fiscal year 2019, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years. The portion of the award that was eligible to be earned based on fiscal year 2019 performance was not earned based on fiscal year 2019 Adjusted EPS growth and, as a result, is not included in the table above.

(15)
Represents a replacement performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2019 and 2020 and fiscal years 2019 through 2021. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2019 and 2020 will vest on November 17, 2020 and the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2019 through 2021 will vest on November 16, 2021, generally subject to the named executive officer’s remaining in continuous service with us through the applicable vesting date. Based on the level of achievement in fiscal year 2019, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years. The portion of the award that was eligible to be earned based on fiscal year 2019 performance was not earned based on fiscal year 2019 Adjusted EPS growth and, as a result, is not included in the table above.

(16)
Represents a restricted stock unit award that vests in equal annual installments on May 15, 2020, May 15, 2021, and May 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(17)	Represents a stock option that vested on January 23, 2015, the date on which our common stock first achieved a closing price of $32.55 per share as reported on Nasdaq.

(18)	Represents a restricted stock unit award that vests on May 15, 2020, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(19)
Represents a restricted stock unit award that vests in equal annual installments on May 15, 2020 and May 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(20)
Represents a restricted stock unit award that vests in equal annual installments on May 15, 2021 and May 15, 2022, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.

2019 Option Exercises and Stock Vested Table
The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during the fiscal year ended September 27, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen Daly	—	—	7,523	129,286
John Kober	—	—	7,423	131,907
Dr. Douglas Carlson	—	—	3,721	62,620
Robert Dennehy	—	—	4,247	60,944
Donghyun Thomas Hwang	—	—	3,976	57,056
John Croteau	80,330	236,356	25,361	388,849
Conor Hegarty	—	—	2,511	44,620
Robert McMullan	—	—	15,176	225,576
Vivek Rajgarhia	—	—	18,315	273,504
Preetinder Virk	—	—	10,079	144,634

(1)	For option awards, the value realized is based on the closing price of our common stock on the date of exercise minus the applicable exercise price.

(2)	For stock awards, the value realized is based on the closing price of our common stock on the vesting date.
Pension Benefits
We currently do not (and did not in fiscal year 2019) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.
Nonqualified Deferred Compensation
We currently do not (and did not in fiscal year 2019) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.

Potential Payments upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration and continuation of health benefits payable to our current named executive officers and Mr. Hegarty in connection with a termination by the Company without cause or a resignation by the executive for good reason within three months prior to or two years following a “change in control,” in each case assuming that such triggering event took place on September 27, 2019, and based on the closing price of our common stock on this date, $21.68, to the extent applicable, and for Mr. Daly, in connection with the termination of his employment relationship by the Company without cause (as defined in his employment agreement) or resignation by him for good reason (as defined in his employment agreement). For our former executive officers, including Mr. Croteau, who resigned from his position as President and Chief Executive Officer on May 15, 2019, and whose employment was terminated on July 12, 2019, Mr. McMullan, who resigned from his position as our Senior Vice President and Chief Financial Officer on April 6, 2019, Mr. Rajgarhia, whose employment with us terminated on July 1, 2019, and Mr. Virk, whose position as an executive officer terminated on August 5, 2019 and whose employment with us terminated on November 3, 2019, the table below reflects the actual cash severance, retention bonus and continuation of health benefits received by each such executive.
Severance Entitlements and Payments
As discussed above, Mr. Daly is party to an employment agreement with the Company that provides for payments upon an involuntary termination of employment by the Company other than for “cause” (as defined in his employment agreement) and upon a termination of employment by him for “good reason” (as defined in his employment agreement). Pursuant to Mr. Daly’s employment agreement, if his employment is terminated by the Company other than for cause or if he resigns for good reason, he would be entitled to receive continued monthly base salary and reimbursements of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for twelve months following his termination of employment, a prorated annual bonus for the year of termination, based on actual performance, accelerated vesting of the total new hire grant of 136,239 restricted stock units described above under “Fiscal Year 2019 Leadership Changes”, and twelve months’ accelerated vesting credit for any other outstanding equity awards that vest solely based on continued employment or service with us. In addition, Mr. Daly’s equity awards would remain exercisable for one year following termination of employment. Mr. Daly will be subject to non-solicitation restrictions for the period during which he is entitled to receive salary continuation.
In connection with Mr. Croteau’s termination of employment with the Company and in exchange for the execution of a release of claims in favor of the Company, Mr. Croteau was entitled to receive the following severance benefits, which are generally consistent with the terms of his employment agreement: continued monthly base salary and reimbursements of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for twelve months following his termination of employment and twelve months’ accelerated vesting credit for any outstanding time-based equity awards that vest solely based on continued employment or service with us. In addition, Mr. Croteau’s vested stock options will remain exercisable for one year following termination of employment. Though Mr. Croteau’s employment agreement provides for additional severance in the amount of a prorated annual bonus for the year of termination, the parties agreed that Mr. Croteau will not receive any payment in respect of his annual bonus for fiscal year 2019. In exchange for such payments and benefits, Mr. Croteau entered into a release of claims in favor of the Company and is subject to non-competition and non-solicitation restrictions for the period during which he is entitled to receive salary continuation.

In connection with his resignation from his position as our Senior Vice President and Chief Financial Officer, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to non-solicitation and non-interference restrictions for the period during which he is entitled to receive salary continuation, Mr. McMullan received continued base salary for a period of 12 months and acceleration of the vesting of 10,000 RSUs that were previously granted to Mr. McMullan on November 6, 2018.

In connection with the termination of his employment as our Senior Vice President and General Manager, Lightwave, and in exchange for his execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to non-solicitation and non-interference restrictions, Mr. Rajgarhia received payment of 10 weeks of base salary.
Mr. Virk was party to an employment agreement with the Company that provided for payments upon an involuntary termination of employment by the Company other than for “cause” (as defined in his employment agreement). Pursuant to Mr. Virk’s employment agreement, if his employment had been terminated other than for cause, he would be entitled to 90 days’ prior written notice of the termination from the Company, and would receive continued base salary for six months following termination (capped at $157,500 in the aggregate) and, at the Company’s option, either continued medical and dental coverage for the same period or reimbursements of his out of pocket cost for obtaining such coverage for the same period. On August 5, 2019, the Company provided 90 days’ prior written notice of its determination to separate employment with Mr. Virk from his position as Senior Vice President and General Manager, Networks. Mr. Virk remained employed by the Company through November 3, 2019 in accordance with the terms of his employment agreement, and in exchange for Mr. Virk’s execution and non-revocation of a release of claims in favor of the Company and his agreeing to be subject to non-solicitation and non-interference restrictions, Mr. Virk received severance in accordance with the terms of his employment agreement.
CIC Plan
The CIC Plan, in which each of our current named executive officers is a participant, provides that:

•
immediately prior to a “change in control” (as defined in the CIC Plan), subject to the terms and conditions contained in the CIC Plan, any performance-based equity awards held by a participant will be deemed earned at maximum levels of performance as of immediately prior to the change in control and become, exercisable, vested and/or payable on the later of the end of the originally applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment except as set forth below;

•
if a change in control occurs and a participant’s employment is terminated by us without “cause” (as defined in the CIC Plan) or a participant resigns from employment with us for “good reason” (as defined in the CIC Plan), in each case, within three months prior to and in connection with the change of control or within the two-year period following the change in control, the participant will be entitled to the following payments and benefits:

•	the sum of the participant’s annual base salary and target annual bonus for the year in which the termination occurs (multiplied by 2.0 for Mr. Daly and 1.5 for Mr. Kober), payable in a lump sum;

•
a prorated annual bonus based on the participant’s target annual bonus or, if greater and the termination of employment occurs in the second half of the applicable bonus period, the estimated actual amount of such annual bonus;

•
a lump sum amount equal to the Company’s estimate of the total cost of medical, dental and vision continuation coverage under the Company’s group health plan for the participant and his participating dependents for 24 months, in the case of Mr. Daly, 18 months, in the case of Mr. Kober, or 12 months for each of the other named executive officers, in each case, increased by the amount of federal and state taxes imposed on such payments; and

•	full vesting of all outstanding equity awards held by the participant.
We will make an additional lump sum cash payment to a CIC Plan participant if the participant becomes subject to an excise tax under Section 4999 of the Code as a result of any payment or benefit made or provided under the CIC Plan, either alone or when aggregated with any other payments or benefits. The net result of the additional payment is to place the participant in the same after-tax position as if the excise tax had not been imposed.
In the event that a participant has an existing agreement with us relating to the participant’s potential rights to severance pay, equity acceleration or benefits in connection with a change in control, such rights will be superseded by the rights of the participant under the CIC Plan with respect to any change in control occurring during the term of the CIC Plan, but such agreement otherwise will remain enforceable and in full force and effect.
In addition to the benefits provided by the CIC Plan, all performance-vesting stock options become fully vested and exercisable immediately prior to a change in control.
Potential Payments upon Termination or Change in Control Table
A summary of the potential payments that each of our current named executive officers and Mr. Hegarty would have received upon the occurrence of these events, assuming that each triggering event occurred on September 27, 2019, is set forth below. A summary of actual cash severance, retention bonus and continuation of health benefits received by each of Messrs. Croteau, McMullan, Rajgarhia and Virk is also set forth below.

	Involuntary Termination (1)				Involuntary Termination within Three Months Before or Twenty-Four Months Following a Change in Control (2)
Name	Severance ($)	Health Insurance Benefits ($)	Restricted Stock/ Option Awards ($)(3)	Total ($)	Severance ($)	Health Insurance Benefits ($)	Restricted Stock Unit/ Option Awards ($)(4)	Excise Tax ($)(5)	Total ($)
Stephen Daly (6)	675,000	24,000	2,953,662	3,652,662	3,375,000	48,000	14,170,803	9,803,572 (7)	27,398,499
John Kober	—	—	—	—	877,500	36,000	2,030,939	1,421,871	4,366,310
Dr. Douglas Carlson	—	—	—	—	721,412	24,000	3,120,592	1,952,240	5,818,244
Robert Dennehy	—	—	—	—	742,836	24,000	4,556,350	2,255,050	7,578,237
Donghyun Thomas Hwang	—	—	—	—	695,566	24,000	2,940,618	1,460,500	5,120,684
Conor Hegarty	—	—	—	—	365,588	24,000	435,399	—	824,987
John Croteau (8)	689,585	24,000	319,672	1,033,257	N/A	N/A	N/A	N/A	N/A
Robert McMullan (8)	414,575	—	216,800	631,375	N/A	N/A	N/A	N/A	N/A
Vivek Rajgarhia (8)	69,367	—	—	69,367	N/A	N/A	N/A	N/A	N/A
Preetinder Virk (8)	188,062	12,000	—	200,062	N/A	N/A	N/A	N/A	N/A

(1)
“Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in each named executive officer’s employment arrangement. No amount has been included in the “Severance” column in respect of an annual bonus in fiscal 2019 because no bonus was payable for fiscal 2019 based on actual performance. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,000 per month.

(2)
All amounts listed beneath this heading represent benefits potentially payable under the CIC Plan. “Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in the CIC Plan. Amounts listed in the “Severance” column are based on the annual base salaries and target annual bonuses in effect as of September 27, 2019 and have been calculated assuming that each named executive officer receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,000 per month.

(3)
Amounts are based on the fair market value of our common stock of $21.68 per share, which was the closing price of our common stock on September 27, 2019 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards held by the applicable named executive officer that are scheduled to vest based on the named executive officer’s continued service within twelve months following September 27, 2019 vest in full and that the 136,239 RSUs granted to Mr. Daly vest in full pursuant to the terms of his employment agreement.

(4)
Amounts are based on the fair market value of our common stock of $21.68 per share, which was the closing price of our common stock on September 27, 2019 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards vest in full, with outstanding performance-based restricted stock units earned at maximum with respect to future fiscal years.

(5)
Amounts listed represent an estimate of the additional lump-sum payment that would be payable if a named executive officer became subject to the excise tax under Section 4999 of the Code, as described above based on the assumptions described above, and further assuming that (a) all performance-based restricted stock units and stock options will be deemed earned at the maximum level of performance and will vest in full upon a qualifying termination of employment, based on a price per share equal to $21.68; (b) the full value of all equity awards so vesting will be parachute payments; (c) each of the named executive officers receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus; (d) the lump sum payment equal to the estimated cost of the Company’s medical, dental and vision continuation coverage is $2,000 per month; (e) each named executive officer is subject to the maximum applicable federal and state tax rates in effect for 2019; and (f) none of the parachute payments are exempt under a special rule for reasonable compensation. Any actual entitlement to such additional lump-sum payment will be based on the facts and circumstances that exist at the time of a change in control or a termination of employment in connection with a change in control.

(6)	All amounts listed for Mr. Daly beneath the “Involuntary Termination for Other than Cause” heading represent benefits potentially payable pursuant to his employment agreement, as described above.

(7)	Excise tax gross-up amount for Mr. Daly is calculated with reference to his compensation as a member of our board of directors from 2015-2018, as required by Section 280G of the Code.

(8)	All amounts listed for Messrs. Croteau, McMullan, Rajgarhia and Virk represent benefits paid or payable pursuant to the termination of their employment with us.

Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees (other than our principal executive officer).

Both Mr. Daly and Mr. Croteau served as our President and Chief Executive Officer during fiscal year 2019. In accordance with Instruction 10 to Item 402(u), we have elected to use Mr. Daly’s compensation for purposes of our pay ratio disclosure, as Mr. Daly was serving as President and Chief Executive Officer on September 27, 2019, the date selected by us to identify our median employee. For the year ended September 27, 2019, total compensation earned by Mr. Daly in his role as our President and Chief Executive Officer was $8,110,249, as reported in the Summary Compensation Table above. Since Mr. Daly was appointed President and Chief Executive Officer effective May 16, 2019, we annualized the portion of his Salary and All Other Compensation attributable to his service as our President and Chief Executive Officer, as disclosed in the Summary

Compensation Table, and added the disclosed value of his Stock Awards and Option Awards, less the value of his Stock Awards earned as a Director of $129,992, to arrive at a value of $8,380,612. This value was used for the ratio of annual total compensation for our President and Chief Executive Officer to the annual total compensation for our median employee. Mr. Daly’s Salary was annualized to $675,000 and All Other Compensation of $463 was annualized to $1,330.

Based on SEC rules and guidance and applying the methodology described below, we have determined that the median of the annual compensation, as described below, for all of our employees (other than our principal executive officer) for 2019 was $81,577. Accordingly, for fiscal year 2019, we estimate the ratio of our principal executive officer’s annual total compensation to the median of the total annual compensation for all of our employees (other than our principal executive officer) was approximately 103 to 1.

For purposes of determining our median employee, we selected the last day of our fiscal year, September 27, 2019, to establish our employee population. As of September 27, 2019, our employee population consisted of 1,060 employees, with 728 of these employees employed in the United States, and 332 of these employees employed in 17 other countries throughout the world, primarily in Europe and Asia. As permitted by SEC rules, we excluded 48 employees in following countries under the de minimis exemption for purposes of identifying our median employee: Finland (2), Germany (3), Hong Kong (4), India (28), Italy (1), the Netherlands (4), Philippines (1), South Korea (3) and the United Kingdom (2). As a result, for purposes of the pay ratio calculation, our employee population consisted of 1,012 employees, with 728 of these employees employed in the United States and 284 of these employees employed outside of the United States.

For purposes of identifying our median employee we used a consistently applied compensation measure consisting of base salary or wages, excluding overtime pay, for the fiscal year ending on September 27, 2019. We annualized the actual base salary or wages paid to those employees who were not employed by us for the entire fiscal year. For employees outside of the United States, we used the foreign exchange rates that were effective as of the last day of our fiscal year to convert the base salaries and wages into U.S. dollars.

Once the median employee was identified, as described above, that employee’s total annual compensation for fiscal year 2019 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our principal executive officer) in the “Total” column of the 2019 Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and is based on our records and the methodology described above. Because the SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, commonly referred to as the “say-on-pay” vote.

In accordance with Exchange Act requirements, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation for fiscal year 2019, as disclosed in this Proxy Statement. The Company’s current policy is to submit the named executive officers’ compensation to an advisory vote at its annual meeting of stockholders every year. Assuming no change to the Company’s current policy regarding the frequency of such advisory vote, it is expected that the next “say-on-pay” vote will occur at our 2021 annual meeting of stockholders. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2019 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that their role is to ensure that our executive compensation strikes the appropriate balance between utilizing measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

The board of directors recommends that stockholders indicate their support for the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation but rather the overall named executive officer compensation program as described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2019, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of Our Named Executive Officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2020. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended September 27, 2019 and September 28, 2018. All services provided by, and fees paid to, Deloitte & Touche LLP as described below were pre-approved by the audit committee in accordance with the audit committee pre-approval policy set forth below.

	Fiscal Year 2019	Fiscal Year 2018
Audit Fees	$1,828,637	$2,075,103
Audit-Related Fees	—	—
Tax Fees	465,960	492,283
All Other Fees	3,790	2,000
Total	$2,298,387	$2,569,386
Audit Fees
This category includes the aggregate fees pertaining to fiscal years 2019 and 2018 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q, foreign statutory audits and for services rendered in connection with our other filings with the SEC.
Tax Fees
This category includes the aggregate fees pertaining to fiscal years 2019 and 2018 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.
All Other Fees
Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services
Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macom.com/governance-documents. The audit committee also considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.
The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending October 2, 2020.

AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended September 27, 2019 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. The audit committee discussed with employees of the Company responsible for administering internal audit functions and with the independent registered public accounting firm the overall scope of and plans for their respective audits. The audit committee meets with the employees of the Company responsible for administering internal audit functions and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs. We also discussed significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments. Management and the Company’s internal and independent auditors also made presentations to the audit committee throughout the year on specific topics of interest, that include but are not limited to: (i) information technology systems, controls and security; (ii) critical accounting policies; (iii) the impact of new accounting guidance; (iv) compliance with internal controls required under Section 404 of the Sarbanes-Oxley Act; (v) compliance with the Company’s Code of Business Conduct and Ethics; (vi) risk management initiatives and controls; (vii) significant legal matters; and (viii) insider and related party transactions.
Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting and has represented to the audit committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is responsible for (1) performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States, and (2) performing an independent audit of our internal control over financial reporting statements in accordance with the standards of the PCAOB based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and for expressing an opinion thereon.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche LLP their independence and considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee concluded that Deloitte & Touche LLP is independent from the Company and its management.
Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2019 for filing with the SEC.
Members of the audit committee:
Geoffrey Ribar (Chairman)
Charles Bland
Gil VanLunsen

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of January 3, 2020 for:

•	each person who we know beneficially owns more than 5% of any class of our voting securities;

•	each of our current directors or nominees;

•	each of our named executive officers named in the Summary Compensation Table above; and

•	all of our directors and executive officers as of the end of fiscal year 2019 as a group.
Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 66,369,400 shares of our common stock outstanding as of January 3, 2020. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to stock options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of January 3, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Stockholders:
John Ocampo and affiliates (1)	19,815,771	29.9%
Capital Research Global Investors (2)	4,214,764	6.4%
The Vanguard Group (3)	4,156,062	6.3%
LMCG Investments, LLC (4)	3,578,157	5.4%
Directors and Named Executive Officers:
John Ocampo (1)	19,815,771	29.9%
Susan Ocampo (1)	19,815,771	29.9%
Charles Bland (5)	42,482	*
Peter Chung (6)	1,303,672	2.0%
Geoffrey Ribar (5)	22,537	*
Gil Van Lunsen (5)	27,531	*
Stephen Daly	19,900	*
John Kober (7)	16,603	*
Dr. Douglas Carlson (8)	12,305	*
Donghyun Thomas Hwang	27,049	*
Conor Hegarty (9)	13,422	*
Robert Dennehy (10)	84,117	*
Robert McMullan (11)	30,545	*
Vivek Rajgarhia (12)	42,113	*
Preetinder Virk (13)	39,727	*
John Croteau (14)	90,722	*
All directors and executive officers as a group (12 persons) (15)	21,378,349	32.2%
 * Represents beneficial ownership of less than 1%.

(1)
Represents 19,815,771 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts.

(2)
Based solely on the Schedule 13G filed with the SEC on February 14, 2019 by Capital Research Global Investors (“Capital”), which indicates that Capital has sole voting power and sole dispositive power over 4,214,764 shares. Capital’s address is 333 South Hope Street, Los Angeles, California 90071.

(3)
Based solely on the Schedule 13G filed with the SEC on February 12, 2019 by The Vanguard Group, Inc. (“Vanguard”), which indicates that Vanguard has sole voting power over 44,303 shares, shared voting power over 2,631 shares, sole dispositive power over 4,113,277 shares and shared dispositive power over 42,785 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Based solely on the Schedule 13G filed with the SEC on February 8, 2019 by LMCG Investments, LLC (“LMCG”), which indicates that LMCG has sole voting power over 3,203,746 shares and sole dispositive power over 3,578,157 shares. LMCG’s address is 200 Clarendon Street, T-28, Boston, MA 02116.

(5)	Includes 6,656 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 3, 2020.

(6)
Shares beneficially owned include the following shares issuable upon the exercise of warrants that are currently exercisable: 792,454 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 475,960 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 2,116 shares beneficially owned by Summit Investors I, LLC and 149 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. Summit Partners, L.P., through a two-person Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. currently composed of Martin Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially own such shares. Also includes 32,993 shares held by Mr. Chung, including 6,656 shares issuable within 60 days of January 3, 2020  upon the vesting and settlement of restricted stock units previously granted to Mr. Chung, each of which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the shares, restricted stock units and underlying shares held in the name of Mr. Chung. Summit Partners, L.P., Summit Master Company, LLC, each of the Summit entities mentioned above and Messrs. Mannion and Chung, each disclaim beneficial ownership of the shares, restricted stock units and underlying shares held in the name of Mr. Chung except to the extent of their pecuniary interest therein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

(7)	Includes 10,121 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 3, 2020.

(8)
Includes 600 shares issuable upon the exercise of stock options that may be exercised within 60 days of January 3, 2020 and 1,795 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 3, 2020.

(9)
Includes 8,453 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 3, 2020. Mr. Hegarty served as our Interim Principal Financial Officer and Principal Accounting Officer from April 10, 2019 until May 30, 2019.

(10)	Includes 30,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of January 3, 2020.

(11)
Based solely on the amount of securities reported as beneficially owned on the Form 4 filed with the SEC by Mr. McMullan on November 21, 2018. Mr. McMullan resigned from his position as Senior Vice President and Chief Financial Officer on April 6, 2019.

(12)
Based solely on the amount of securities reported as beneficially owned on the Form 4 filed with the SEC by Mr. Rajgarhia on May 20, 2019. Mr. Rajgarhia’s employment with us terminated on July 1, 2019.

(13)
Based solely on the amount of securities reported as beneficially owned on the Form 4 filed with the SEC by Mr. Virk on May 20, 2019. Mr. Virk left his position as Senior Vice President and General Manager, Networks, of the Company effective August 5, 2019.

(14)
Based solely on the amount of securities reported as beneficially owned on the Form 4 filed with the SEC by Mr. Croteau on May 17, 2019. Mr. Croteau resigned from his position as President and Chief Executive Officer and as a member of our board of directors on May 15, 2019.

(15)
Includes 30,600 shares issuable upon the exercise of stock options that may be exercised within 60 days of January 3, 2020 40,187 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 3, 2020 and 1,270,679 shares issuable upon the exercise of currently exercisable warrants.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions to which we were a party since the beginning of our last fiscal year or will be a party in the future, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Transactions with affiliate of GaAs Labs
GaAs Labs, a stockholder of the Company and an affiliate of Mr. and Mrs. Ocampo, acquired Mission Microwave Technologies, LLC (“Mission”) in late 2018. During 2019 Mission purchased approximately $800 thousand of commercial products from us and our distributors, in the aggregate.
Indemnification of Officers and Directors
Our fifth amended and restated certificate of incorporation and third amended and restated bylaws (“Bylaws”) limit the liability of each of our directors and provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. In addition, we have entered into separate indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or officer.
Second Amended and Restated Investor Rights Agreement
We are party to an investors’ rights agreement, as amended and restated on February 28, 2012 and further amended on May 20, 2013, February 2, 2015 and June 6, 2018 (the “IRA”), with a group of our stockholders that includes entities affiliated with Mr. and Mrs. Ocampo, who are both members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, and including certain investment funds affiliated with Summit Partners, L.P., which is affiliated with another of our directors, Mr. Chung. Subject to the terms and conditions of the IRA, these stockholders have registration rights with respect to the shares of our capital stock or warrants they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Policies and Procedures for Related Person Transactions
We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to review and approve or ratify any related person transactions, as defined under Regulation S-K Item 404. Our code of conduct and ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. Each of the related person transactions described above was reviewed and either approved or ratified by our audit committee, and we intend to follow this practice for any future related person transactions.

ADDITIONAL INFORMATION
List of Stockholders of Record
In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. This list will also be available at the Annual Meeting.
Stockholder Proposals for Inclusion in 2021 Proxy Statement
To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2021 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on September 18, 2020, unless the date of the 2021 Annual Meeting of Stockholders is more than 30 days before or after March 5, 2021, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
Stockholder Proposals for Presentation at 2021 Annual Meeting of Stockholders
For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2021 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between November 2, 2021 and December 2, 2021. However, in the event that the 2020 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 5, 2021, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2021 Annual Meeting of Stockholders is made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
As required by our Bylaws, any stockholder submitting a director nomination must include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws.
Consideration of Stockholder-Recommended Director Nominees
Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates. Stockholders who wish to recommend a director nominee must submit their suggestions to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
Stockholder Communications with the Board of Directors
Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – MACOM Technology Solutions Holdings, Inc., Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. Householding helps us reduce printing and postage cost associated with the distribution of proxy materials and helps to preserve natural resources. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials to you upon written or oral request. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.